[LOGO OF BANK OF AMERICA]

$1,000,000,000

4 3/4% Senior Notes, due 2006

This global prospectus supplement and the attached prospectus describe the $1,000,000,000 Bank of America Corporation 4 3/4% Senior Notes, due 2006. We will pay interest on the notes on April 15 and October 15 of each year with the first interest payment on April 15, 2002. The notes mature on October 15, 2006 and normally are not redeemable prior to maturity.

The notes are unsecured and rank equally with all of our other senior indebtedness. The notes are in denominations of $1,000.

We have applied to list these notes on the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg Stock Exchange. We do not intend to list the notes on any other securities exchange.

--------------------------------------------------------------------------------

Our notes are unsecured and are not savings accounts, deposits or other obliga-tions of a bank. Our notes are not guaranteed by Bank of America, N.A. or any other bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

None of the Securities and Exchange Commission, any state securities commission or the Luxembourg Stock Exchange has approved or disapproved of these notes or passed upon the adequacy or accuracy of this global prospectus supplement or the attached prospectus. Any representation to the contrary is a criminal of-fense.

--------------------------------------------------------------------------------

                                                          Per Note    Total
                                                          --------    -----
      Public Offering Price..............................  99.519% $995,190,000
      Underwriting Discount..............................    .350%    3,500,000
                                                           ------  ------------
      Proceeds (Before Expenses).........................  99.169% $991,690,000

We will deliver the notes in book-entry only form through The Depository Trust Company, Clearstream Banking, societe anonyme, and Euroclear Bank S.A./NV, as operator of the Euroclear System, on or about October 9, 2001, against payment in immediately available funds. Purchasers will pay accrued interest from October 9, 2001 if settlement occurs after that date.

Banc of America Securities LLC
    Barclays Capital
             Bear, Stearns & Co. Inc.
                    Goldman, Sachs & Co.
                           Lehman Brothers
                                   Merrill Lynch & Co.
                                         JPMorgan
                                                 Morgan Stanley Dean Witter
                                                            Salomon Smith Barney
                                ---------------
        Global Prospectus Supplement to Prospectus dated August 5, 1999

                                October 3, 2001

                               TABLE OF CONTENTS

                                                                             Page
                        Global Prospectus Supplement                         ----
About this Global Prospectus Supplement.....................................  S-3
Description of the Notes....................................................  S-4
 General....................................................................  S-4
 Payment of Additional Amounts..............................................  S-4
 Redemption for Tax Reasons.................................................  S-7
Bank of America Corporation.................................................  S-7
 General....................................................................  S-7
 Business Segment Operations................................................  S-8
 Acquisitions and Sales..................................................... S-10
Capitalization.............................................................. S-11
Ratios of Earnings to Fixed Charges......................................... S-11
Selected Financial Data..................................................... S-12
Registration and Settlement................................................. S-13
 Same Day Settlement and Payment............................................ S-13
 Payment of Principal and Interest.......................................... S-13
 Book-Entry System.......................................................... S-13
 Notices.................................................................... S-13
 Paying Agent, Security Registrar and Transfer Agent........................ S-14
Certain United States Federal Income Tax Considerations..................... S-14
 United States Persons...................................................... S-14
 Non-United States Persons.................................................. S-14
 Backup Withholding and Information Reporting............................... S-15
EU Directive on the Taxation of Savings Income.............................. S-16
Underwriting................................................................ S-17
Listing of the Notes and General Information................................ S-19
 Listing.................................................................... S-19
 Independent Accountants.................................................... S-19
 Authorization.............................................................. S-19
 Material Changes........................................................... S-19
 Governing Law.............................................................. S-19
 Clearing Systems........................................................... S-19

                                                                          Page
                               Prospectus                                 ----
About this Prospectus....................................................    2
Bank of America Corporation..............................................    3
 General.................................................................    3
 Business Segment Operations.............................................    3
 Acquisitions and Sales..................................................    4
Use of Proceeds..........................................................    4
Ratios of Earnings to Fixed Charges and Ratios of Earnings to Fixed
 Charges and Preferred Stock Dividends...................................    5
Regulatory Matters.......................................................    6
 General.................................................................    6
 Interstate Banking......................................................    6
 Capital and Operational Requirements....................................    6
 Dividends...............................................................    8
 Source of Strength......................................................    8
 Changes in Regulations..................................................    8

Plan of Distribution........................................................   8
Description of Debt Securities..............................................  10
 General....................................................................  10
 Reopenings.................................................................  12
 Conversion.................................................................  12
 Exchange, Registration and Transfer........................................  12
 Payment and Paying Agents..................................................  12
 Subordination..............................................................  13
 Sale or Issuance of Capital Stock of Banks.................................  13
 Waiver of Covenants........................................................  14
 Modification of the Indentures.............................................  14
 Meetings and Action by Securityholders.....................................  14
 Defaults and Rights of Acceleration........................................  14
 Collection of Indebtedness.................................................  15
 Notices....................................................................  15
 Concerning the Trustees....................................................  15
Warrants....................................................................  16
 Description of Debt Warrants...............................................  16
 Description of Universal Warrants..........................................  16
 Modification...............................................................  17
 Enforceability of Rights of Warrantholders; Governing Law..................  17
 Unsecured Obligations......................................................  17
Description of Units........................................................  18
Description of Preferred Stock..............................................  18
 General....................................................................  18
 The Preferred Stock........................................................  18
 ESOP Preferred Stock.......................................................  19
 Series B Preferred Stock...................................................  21
 Series BB Preferred Stock..................................................  21
Description of Depositary Shares............................................  22
 General....................................................................  22
 Dividends and Other Distributions..........................................  23
 Redemption of Depositary Shares............................................  23
 Voting the Preferred Stock.................................................  23
 Amendment and Termination of the Deposit Agreement.........................  24
 Changes of Depositary......................................................  24
 Miscellaneous..............................................................  24
 Resignation and Removal of Depositary......................................  24
Description of Common Stock.................................................  24
 General....................................................................  24
 Voting and Other Rights....................................................  25
 Dividends..................................................................  25
Registration and Settlement.................................................  25
 The Depository Trust Company...............................................  25
 Cedelbank and Euroclear....................................................  27
Where You Can Find More Information.........................................  30
Forward-looking Statements..................................................  31
Legal Opinions..............................................................  31
Experts.....................................................................  31

                    ABOUT THIS GLOBAL PROSPECTUS SUPPLEMENT

   This global prospectus supplement describes the specific terms of the notes and supplements the description of the debt securities included in the attached prospectus. In making your evaluation of the notes, you should rely only on the information included or incorporated by reference in this global prospectus supplement and the attached prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with differ-ent or inconsistent information, you should not rely on it. If information in this global prospectus supplement is inconsistent with the attached prospectus, this global prospectus supplement supersedes the information in the attached prospectus.

   This global prospectus supplement and the attached prospectus do not consti-tute an offer to sell or the solicitation of an offer to buy the notes in any jurisdiction in which such offer or solicitation is unlawful. See "Underwrit-ing." The delivery of this global prospectus supplement, at any time, does not create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any time subsequent to such date.

   This global prospectus supplement and the attached prospectus include infor-mation provided in order to comply with the rules governing the listing of se-curities on the Luxembourg Stock Exchange. We are responsible for the accuracy of the information contained or incorporated by reference in this global pro-spectus supplement and the attached prospectus. We confirm, after reasonable inquiry, that to the best of our knowledge and belief we have not omitted any other fact that would make any statement contained or incorporated by reference in this global prospectus supplement misleading in any material respect.

   THE LUXEMBOURG STOCK EXCHANGE TAKES NO RESPONSIBILITY FOR THE CONTENTS OF THIS DOCUMENT, MAKES NO REPRESENTATION AS TO ITS ACCURACY OR COMPLETENESS AND EXPRESSLY DISCLAIMS ANY LIABILITY WHATSOEVER FOR ANY LOSS HOWSOEVER ARISING FROM OR IN RELIANCE UPON THE WHOLE OR ANY PART OF THE CONTENTS OF THIS GLOBAL PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS.

   The distribution of this global prospectus supplement and the attached pro-spectus and the offering of the notes in certain jurisdictions may be re-stricted by law. If you possess this global prospectus supplement and the at-tached prospectus, you should find out about and observe these restrictions.

   References herein to "$" and "dollars" are to the currency of the United States of America.

   Capitalized terms used, but not defined in this global prospectus supple-ment, are defined in the attached prospectus.

                           DESCRIPTION OF THE NOTES

General

   You should read the following description of the 4 3/4% Senior Notes, due 2006 along with the "Description of Debt Securities" in the attached prospec-tus.

   The notes will begin to accrue interest on October 9, 2001 at an annual rate of 4 3/4%. The notes are our direct unsecured obligations.

   As of May 10, 2001, The Bank of New York replaced U.S. Bank Trust National Association as Trustee under the Senior Indenture.

   We will issue $1,000,000,000 of the notes as a single series of Senior Debt Securities under the Senior Indenture. The Senior Indenture allows us to "re-open" or later increase the amount of this series of notes without notice by selling additional notes with the same terms. Those additional notes will be treated, for all purposes, like the notes that we are describing in this global prospectus supplement, except that any new notes may begin to bear in-terest at a different date. We do not need to inform existing noteholders if we reopen this series of notes. However, if, at the time of a reopening, this series of notes is listed on the Luxembourg Stock Exchange, we will undertake to cause an application to list the additional notes to be submitted to the Luxembourg Stock Exchange in accordance with its rules in order to make the additional notes fungible with the existing notes of the series.

   Interest will be payable semi-annually in arrears on the interest payment dates shown below. On each interest payment date, we will make payments to those holders of the notes on the designated record date.

                  Interest
                  Payment
                    Date                                 Record Date
                 ----------                         ---------------------
                 October 15                         Previous September 30
                  April 15                            Previous March 31

   If the maturity date or an interest payment date for the notes falls on a day that is not a Business Day, that payment will be made on the next Business Day as if it were the date that payment was due and no interest will accrue from and after the original payment date. The term "Business Day" means any weekday that is not a legal holiday in New York, New York, Charlotte, North Carolina or Luxembourg and is not a day on which banking institutions in those cities are authorized or required by law or regulation to be closed. Initial-ly, we will make principal and interest payments at the office of the Trustee, 101 Barclay Street, 21 West, New York, New York 10286, who is the authenticat-ing and paying agent, registrar and transfer agent for the notes. We will cal-culate interest payments on the notes utilizing a day count fraction of 30-day months and 360-day years.

   The notes mature on October 15, 2006 and normally are not redeemable prior to maturity. However, we may at any time purchase notes at any price or prices in the open market or otherwise. If we purchase notes in this manner, we have the discretion to hold, resell or surrender the notes to the Trustee for can-cellation. The notes are not subject to any sinking fund. The Senior Indenture does not limit the amount of senior indebtedness or other obligations which we may issue.

Payment of Additional Amounts

   Subject to the exemptions and limitations set forth below, we will pay ad-ditional amounts to the beneficial owner of any note that is a non-United States person in order to ensure that every net payment on such note will not be less, due to payment of United States withholding tax, than the amount then due and payable. For this purpose, a "net payment" on a note means a payment by us or any paying agent, including payment of principal and interest, after deduction for any present or future tax, assessment or other governmental charge of the United States. These additional amounts will constitute addi-tional interest on the note.

   We will not be required to pay additional amounts, however, in any of the circumstances described in items (1) through (13) below.

  (1) Additional amounts will not be payable if a payment on a note is re-duced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

    . having a relationship with the United States as a citizen, resident or otherwise;

    .  having had such a relationship in the past; or

    .  being considered as having had such a relationship.

  (2) Additional amounts will not be payable if a payment on a note is re-duced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

    . being treated as present in or engaged in a trade or business in the United States;

    . being treated as having been present in or engaged in a trade or business in the United States in the past;

    .  having or having had a permanent establishment in the United States;
       or

    . having or having had a qualified business unit which has the United States dollar as its functional currency.

  (3) Additional amounts will not be payable if a payment on a note is re-duced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being or having been a:

    .  personal holding company;

    .  foreign personal holding company;

    .  foreign private foundation or other foreign tax-exempt organization;

    .  passive foreign investment company;

    .  controlled foreign corporation; or

    . corporation which has accumulated earnings to avoid United States federal income tax.

  (4) Additional amounts will not be payable if a payment on a note is re-duced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner owning or having owned, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote.

  (5) Additional amounts will not be payable if a payment on a note is re-duced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner's status as a bank extending credit pursuant to a loan agreement entered into in the ordinary course of business.

   For purposes of items (1) through (5) above, "beneficial owner" includes a fiduciary, settlor, partner, member, shareholder or beneficiary of the holder if the holder is an estate, trust, partnership, limited liability company, cor-poration or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder.

  (6) Additional amounts will not be payable to any beneficial owner of a note that is:

    .  a fiduciary;

    .  a partnership;

    .  a limited liability company;

    .  another fiscally transparent entity; or

    .not the sole beneficial owner of the note, or any portion of the note.

   However, this exception to the obligation to pay additional amounts will only apply to the extent that a beneficiary or settlor in relation to the fidu-ciary, or a beneficial owner, partner or member of the partnership, limited li-ability company or other fiscally transparent entity, would not have been enti-tled to the payment of an additional amount had the beneficiary, settlor, part-ner, beneficial owner or member received directly its beneficial or distribu-tive share of the payment.

  (7) Additional amounts will not be payable if a payment on a note is re-duced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure of the beneficial owner or any other person to comply with applicable certification, identification, documentation or other information reporting require-ments. This exception to the obligation to pay additional amounts only will apply if compliance with such reporting requirements is required by statute or regulation of the United States or by an applicable in-come tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge.

  (8) Additional amounts will not be payable if a payment on a note is re-duced as a result of any tax, assessment or other governmental charge that is collected or imposed by any method other than by withholding from a payment on a note by us or any paying agent.

  (9) Additional amounts will not be payable if a payment on a note is re-duced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later.

  (10) Additional amounts will not be payable if a payment on a note is re-duced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of the presentation by the benefi-cial owner of a note for payment more than 30 days after the date on which such payment becomes due or is duly provided for, whichever occurs later.

  (11) Additional amounts will not be payable if a payment on a note is re-duced as a result of any:

    .  estate tax;

    .  inheritance tax;

    .  gift tax;

    .  sales tax;

    .  excise tax;

    .  transfer tax;

    .  wealth tax;

    .  personal property tax; or

    .  any similar tax, assessment or other governmental charge.

  (12) Additional amounts will not be payable if a payment on a note is re-duced as a result of any tax, assessment, or other governmental charge required to be withheld by any paying agent from a payment of princi-pal or interest on a note if such payment can be made without such withholding by any other paying agent.

  (13) Additional amounts will not be payable if a payment on a note is re-duced as a result of any combination of items (1) through (12) above.

   Except as specifically provided under "Payment of Additional Amounts" and under "Redemption for Tax Reasons," we will not be required to make any payment of any tax, assessment or other governmental charge imposed by any government, political subdivision or taxing authority of such government.

   As used in this global prospectus supplement, "United States person" means:

    .  any individual who is a citizen or resident of the United States;

    . any corporation, partnership or other entity created or organized in or under the laws of the United States;

    . any estate if the income of such estate falls within the federal in-come tax jurisdiction of the United States regardless of the source of such income; and

    . any trust if a United States court is able to exercise primary super-vision over its administration and one or more United States persons have the authority to control all of the substantial decisions of the trust.

   Additionally, "non-United States person" means a person who is not a United States person, and "United States" means the United States of America, includ-ing the States and the District of Columbia, its territories, its possessions and other areas within its jurisdiction.

Redemption for Tax Reasons

   We may redeem the notes in whole, but not in part, at any time after giving not less than 30 nor more than 60 days' notice to the Trustee and the holders of the notes, if we have or will become obligated to pay additional amounts as a result of any change in, or amendment to, the laws or regulations of the United States or any political subdivision or any authority of the United States having power to tax, or any change in the application or official inter-pretation of such laws or regulations, which change or amendment becomes effec-tive on or after the date of this global prospectus supplement.

   Before we publish any notice of redemption we will deliver to the Trustee a certificate signed by our Chief Financial Officer or a Senior Vice President stating that we are entitled to redeem the notes and that the conditions prece-dent to redemption have occurred.

   We will redeem any notes at 100% of their principal amount together with in-terest accrued to (but excluding) the redemption date.

                          BANK OF AMERICA CORPORATION

General

   Bank of America Corporation is a Delaware corporation, a bank holding com-pany and a financial holding company. Our principal assets are our shares of stock of Bank of America, N.A. and our other banking and nonbanking subsidiar-ies. Through those subsidiaries, we provide a diversified range of banking and nonbanking financial services and products, primarily throughout the Mid-Atlan-tic (Maryland, Virginia and the District of Columbia), the Midwest (Illinois, Iowa, Kansas and Missouri), the Southeast (Florida, Georgia, North Carolina, South Carolina and Tennessee), the Southwest (Arizona, Arkansas, New Mexico, Oklahoma and Texas), the Northwest (Oregon and Washington) and the West (Cali-fornia, Idaho and Nevada) regions of the United States and in selected interna-tional markets.

   We, and our subsidiaries, are subject to supervision by various United States federal and state banking and other regulatory authorities. The Gramm-Leach-Bliley Act amended a number of federal banking laws. In particular, the Gramm-Leach-Bliley Act permits a financial holding company, and the companies under its control, to engage directly or indirectly in activities considered "financial in nature" (including, without limitation, banking, insurance and securities activities), either de novo or by acquisition, provided the Federal Reserve Board is given after-the-fact notice of the new activities. The Gramm-Leach-Bliley Act also permits national banks to engage in activities considered financial in nature through a financial subsidiary, subject to certain condi-tions and limitations and with the prior approval of the Comptroller.

Business Segment Operations

   We provide a diversified range of banking and nonbanking financial services and products through our various subsidiaries. We have reported the results of our operations through four business segments: (1) Consumer and Commercial Banking, (2) Asset Management, (3) Global Corporate and Investment Banking and
(4) Equity Investments. Certain operating segments have been aggregated into a single business segment. In the first quarter of 2001, the thirty-year mort-gage portfolio was moved from Consumer and Commercial Banking to a fifth seg-ment, Corporate Other.

 . Consumer and Commercial Banking

   Consumer and Commercial Banking provides a wide array of products and serv-ices to individuals, small businesses and middle market companies through mul-tiple delivery channels. The major components of Consumer and Commercial Bank-ing are Banking Regions, Consumer Products and Commercial Banking.

  . Banking Regions

     Banking Regions serves consumer households in 21 states and the District of Columbia and overseas through our extensive network of approximately 4,300 banking centers, 13,000 ATMs, telephone and Internet channels on www.bankofamerica.com. Banking Regions provides a wide array of products and services, including deposit products such as checking, money market savings accounts, time deposits and IRAs, and credit products such as home equity, mortgage, personal auto loans and auto leasing. Banking Regions also includes small business banking providing treasury management, credit services, community investment, debit card, e-commerce and brokerage services to over two million small business relationships across the franchise.

  . Consumer Products

     Consumer Products provides specialized services such as the origination and servicing of residential mortgage loans, issuance and servicing of credit cards, direct banking via the telephone and the Internet, lending and investing to develop low- and moderate-income communities, student lending and certain insurance services. Consumer Products also provides auto loans and retail finance programs to dealerships.

  . Commercial Banking

     Commercial Banking provides commercial lending and treasury management services to middle market companies with annual revenue between $10 million and $500 million. These services are available through relationship manager teams as well as through alternative channels such as the telephone via the commercial service center and the Internet by accessing Bank of America Direct.

 . Asset Management

   Asset Management includes the Private Bank, Banc of America Capital Manage-ment and Banc of America Investment Services, Inc. The Private Bank offers fi-nancial solutions to high-net-worth clients and foundations in the United States and internationally by providing customized asset management and cred-it, financial advisory, fiduciary, trust and banking services. Banc of America Capital Management offers management of equity, fixed income, cash and alter-native investments; manages the assets of individuals, corporations, munici-palities, foundations and universities, and public and private institutions; and provides advisory services to our affiliated family of mutual funds. Banc of America Investment Services, Inc. provides both full-service and discount brokerage services through investment professionals located throughout our franchise and a brokerage web site that provides customers a wide array of market analyses, investment research and self-help tools, account information and transaction capabilities.

 . Global Corporate and Investment Banking

   Global Corporate and Investment Banking provides a broad array of financial services such as investment banking, trade finance, treasury management, lend-ing, capital markets, leasing and financial advisory services to domestic and international corporations, financial institutions and government entities. Clients are supported through offices in 38 countries in four distinct geo-graphic regions: United States and Canada; Asia; Europe, Middle East and Afri-ca; and Latin America. Products and services provided include loan origina-tion, merger and acquisition advisory services, debt and equity underwriting and trading, cash management, derivatives, foreign exchange, leasing, leveraged finance, project finance, real estate finance, senior bank debt, structured finance and trade services.

   Global Corporate and Investment Banking offers clients a comprehensive range of global capabilities through three components: Global Investment Bank-ing, Global Credit Products and Global Treasury Services.

  . Global Investment Banking

     Global Investment Banking includes our investment banking activities and risk management products. Through a separate subsidiary, Banc of America Securities LLC, Global Investment Banking underwrites and makes markets in equity securities, high-grade and high-yield corporate debt securities, commercial paper, and mortgage-backed and asset-backed securities. Banc of America Securities LLC also provides correspondent clearing services for other securities broker/dealers, traditional brokerage services to high-net-worth individuals and prime-brokerage services. Debt and equity securities research, loan syndications, merger and acquisition advisory services, private placements and equity derivatives are also provided through Banc of America Securities LLC.

     In addition, Global Investment Banking provides risk management solutions for our global customer base using interest rate, credit and commodity derivatives, foreign exchange, fixed income and mortgage-related products. In support of these activities, the businesses will take positions in these products and capitalize on market-making activities. The Global Investment Banking business also takes an active role in the trading of fixed income securities in all of the regions in which Global Corporate and Investment Banking transacts business and is a primary dealer in the United States, as well as in several international locations.

  . Global Credit Products

     Global Credit Products provides credit and lending services and includes the corporate industry-focused portfolio, leasing and project finance.

  . Global Treasury Services

     Global Treasury Services provides the technology, strategies and integrated solutions to help financial institutions, government agencies and public and private companies of all sizes manage their operations and cash flows on a local, regional, national and global level.

 . Equity Investments

   Equity Investments includes Principal Investing, which is comprised of a diversified portfolio of investments in companies at all stages of the busi-ness cycle, from start up to buyout. Investments are made on both a direct and indirect basis in the United States and overseas. Direct investing activity focuses on playing an active role in the strategic and financial direction of the portfolio company as well as providing broad business experience and ac-cess to our global resources. Indirect investments represent passive limited partnership stakes in funds managed by experienced third party private equity investors who act as general partners. Equity Investments also includes our strategic technology and alliances investment portfolio in addition to other parent company investments.

 . Corporate Other

   Corporate Other consists primarily of certain residential mortgages origi-nated by our mortgage group (not from retail branch originations) as these in-struments are used for balance sheet and interest rate risk management. This unit also includes the earnings associated with unassigned capital, certain ex-penses that have not been allocated to any other particular business segment and other corporate transactions.

Acquisitions and Sales

   As part of our operations, we regularly evaluate the potential acquisition of, and hold discussions with, various financial institutions and other busi-nesses that are eligible for financial holding company ownership or control. In addition, we regularly analyze the values of, and submit bids for, the acquisi-tion of customer-based funds and other liabilities and assets of suitable fi-nancial institutions and other businesses. We also regularly consider the po-tential disposition of certain of our assets, branches, subsidiaries or lines of business. As a general rule, we publicly announce any material acquisitions or dispositions when a definitive agreement has been reached.

                                 CAPITALIZATION

   The following table sets forth our actual capitalization as of June 30, 2001 and as adjusted for (1) the issuance of the notes and (2) the issuance and the maturity of certain other notes during the period beginning July 1, 2001 through the date of this prospectus supplement. Since June 30, 2001, the date of our latest interim financial statements incorporated herein by reference, there has been no material adverse change in our financial position.

                                                                        As
                                                          Actual     Adjusted
                                                        ----------  -----------
                                                        (Amounts in millions)
  LONG-TERM DEBT:
  Senior debt
   Bank of America Corporation......................... $   21,284  $   21,050
   4 3/4% Senior Notes, due 2006.......................        --          995
   Subsidiaries (1)....................................     21,352      18,165
                                                        ----------  ----------
    Total senior debt..................................     42,636      40,210
                                                        ----------  ----------
  Subordinated debt
   Bank of America Corporation.........................     20,199      20,459
   Subsidiaries (1)....................................        408         417
                                                        ----------  ----------
    Total subordinated debt............................     20,607      20,876
                                                        ----------  ----------
    Total long-term debt...............................     63,243      61,086
                                                        ----------  ----------
   Guaranteed Preferred Beneficial Interests in Junior
    Subordinated Notes (2).............................      4,955       4,955
  SHAREHOLDERS' EQUITY (3):
  Preferred stock, $0.01 par value; authorized --
   100,000,000 shares; issued and
   outstanding -- 1,587,066 shares.....................         68          68
  Common stock, $0.01 par value; authorized --
   5,000,000,000 shares; issued and
   outstanding -- 1,601,126,336........................      7,629       7,629
  Retained earnings....................................     41,912      41,912
  Accumulated other comprehensive income...............       (262)       (262)
  Other................................................        (45)        (45)
                                                        ----------  ----------
    Total shareholders' equity.........................     49,302      49,302
                                                        ----------  ----------
                                                        $  117,500  $  115,343
                                                        ==========  ==========

-------
(1) These obligations are direct obligations of our subsidiaries and, as such, constitute claims against those subsidiaries prior to our equity interest.
(2) The line item "Guaranteed Preferred Beneficial Interests in Junior Subordi-nated Notes" reflects the issuance of $4,965 million aggregate liquidation amount of preferred undivided beneficial interests in the assets of 13 wholly owned grantor trusts. The line item excludes $10 million of deferred issuance costs and unamortized discount. The sole assets of the trusts are our junior subordinated notes.
(3) On July 26, 2000, our Board of Directors authorized a new stock repurchase program of up to 100 million shares of our common stock at an aggregate cost of up to $7.5 billion. At June 30, 2001 the remaining buyback author-ity for common stock under the 2000 program totaled $5.2 billion, or 55.0 million shares.

   As of June 30, 2001, we had $3.1 billion of commercial paper and other short-term notes payable outstanding.

                      RATIOS OF EARNINGS TO FIXED CHARGES

   The following are our consolidated ratios of earnings to fixed charges for each of the years in the five-year period ended December 31, 2000 and for the six months ended June 30, 2001.

                                                                                Six Months
                                                       Year Ended December 31,    Ended
                                                       ------------------------  June 30,
                                                       1996 1997 1998 1999 2000    2001
                                                       ---- ---- ---- ---- ---- ----------
Ratio of Earnings to Fixed Charges:
 Excluding interest on deposits......................  2.3  2.2  1.8  2.2  1.8     2.1
 Including interest on deposits......................  1.5  1.5  1.4  1.6  1.5     1.6

                            SELECTED FINANCIAL DATA

   The following selected financial data as of December 31, 1999 and 2000, and for each of the years in the three-year period ended December 31, 2000 are de-rived from our consolidated financial statements, which are audited by PricewaterhouseCoopers LLP, independent accountants. The financial data for the six months ended June 30, 2000 and 2001 are derived from our unaudited finan-cial statements. The unaudited financial statements include all adjustments, consisting only of normal recurring accruals, that we consider necessary for a fair presentation of our financial position and the results of our operations as of such dates and for such periods. Results for the six months ended June 30, 2001 are not necessarily indicative of the results that might be expected for any other interim period or for the year as a whole.

                                                            Six Months Ended
                               Year Ended December 31,          June 30,
                            ------------------------------ -------------------
                              1998      1999       2000      2000      2001
                            --------- --------- ---------- --------- ---------
                            (Amounts in millions except per share information)
Income statement:
 Interest income........... $  38,588 $  37,323  $  43,258 $  20,793   $20,166
 Interest expense..........    20,290    19,086     24,816    11,671    10,497
 Net interest income.......    18,298    18,237     18,442     9,122     9,669
 Noninterest income........    12,189    14,069     14,489     7,579     7,521
 Total revenue.............    30,487    32,306     32,931    16,701    17,190
 Provision for credit
  losses...................     2,920     1,820      2,535       890     1,635
 Gains (losses) on sales of
  securities...............     1,017       240         25        12       (15)
 Merger and restructuring
  charges..................     1,795       525        550        --        --
 Other noninterest
  expense..................    18,741    17,986     18,083     9,036     9,475
 Income before income
  taxes....................     8,048    12,215     11,788     6,787     6,065
 Income tax expense........     2,883     4,333      4,271     2,484     2,172
 Net income................     5,165     7,882      7,517     4,303     3,893
 Net income available to
  common shareholders......     5,140     7,876      7,511     4,300     3,891
 Average common shares
  issued and outstanding
  (in thousands)........... 1,732,057 1,726,006  1,646,398 1,661,403 1,605,193
Per common share data:
 Earnings.................. $    2.97 $    4.56 $     4.56 $    2.59 $    2.42
 Diluted earnings..........      2.90      4.48       4.52      2.56      2.39
 Cash dividends paid.......      1.59      1.85       2.06      1.00      1.12

                                           December 31,          June 30,
                                         ------------------  ------------------
                                           1999      2000      2000      2001
                                         --------  --------  --------  --------
                                         (Amounts in millions except ratios)
Balance sheet (period-end):
 Total loans and leases................  $370,662  $392,193  $400,817  $380,425
 Total assets..........................   632,574   642,191   679,538   625,525
 Total deposits........................   347,273   364,244   356,664   363,486
 Long-term debt........................    55,486    67,547    69,245    63,243
 Trust preferred securities............     4,955     4,955     4,955     4,955
 Total shareholders' equity............    44,432    47,628    45,861    49,302
 Allowance for credit losses as a
  percentage of loans and leases
  outstanding..........................      1.84%     1.74%     1.70%     1.82%
 Total equity to total assets..........      7.02      7.42      6.75      7.88
Risk-based capital ratios (period-end):
 Tier 1 capital........................      7.35      7.50      7.40      7.90
 Total capital.........................     10.88     11.04     11.03     12.09
 Leverage ratio........................      6.26      6.12      6.11      6.50

                          REGISTRATION AND SETTLEMENT

Same Day Settlement and Payment

   The underwriters purchasing the notes from us will settle the notes in imme-diately available funds. As long as the notes are represented by Global Securi-ties, we will make all principal and interest payments in immediately available funds.

   Secondary trading in notes and debentures of corporate issuers generally is settled in clearing house or next day funds. In contrast, as long as the notes are represented by Global Securities registered in the name of DTC or its nomi-nee, the notes will trade in DTC's Same-Day Funds Settlement System. DTC re-quires secondary market trading activity in the notes to settle in immediately available funds. This requirement may affect trading activity in the notes.

Payment of Principal and Interest

   Principal of (and premium, if any) and interest on notes in book-entry form are paid in accordance with the arrangements then in place between the paying agent and DTC or its nominee, as holder. Interest on notes in certificated form generally is paid by check mailed to the holders of the notes on the applicable record date at the address appearing in our records. Interest is payable on the outstanding principal amount of the notes from (and including) the issue date or last interest payment date, to (but excluding) the interest payment date or maturity date. Principal (and premium, if any) and interest payable at the ma-turity date of a note in certificated form are paid by wire transfer of immedi-ately available funds upon surrender of the note at the corporate trust office of the applicable Trustee or paying agent.

Book-Entry System

   The notes are issued in book-entry only form. This means that we will not issue actual notes or certificates to each holder. Instead, the notes will be in the form of a Global Security held in the name of DTC. In order to own a beneficial interest in a note, you must be an institution that has an account with DTC or have a direct or individual account with such an institution.

   Notes will not be issued in certificated form unless:

  . DTC notifies us that it is unwilling or unable to continue as depository or it otherwise ceases to be a qualified clearing agency and we do not appoint a successor depository; or

  . we make a decision to permit notes to be issued in certificated form and notify the Trustee of that decision.

   No service charge will be made for any registration of transfer or exchange of notes issued in certificated form, but we may require payment of a sum suf-ficient to cover any related tax or other governmental charge. If the notes are listed on the Luxembourg Stock Exchange and are subsequently issued in certifi-cated form, we will appoint a paying and transfer agent in Luxembourg. Any notes in certificated form may be presented for payment and/or transfer at the paying and transfer agent's office while they are outstanding. In addition, upon redemption of the notes, any notes in certificated form and listed on the Luxembourg Stock Exchange may be presented for payment at the offices of the Luxembourg paying and transfer agent for up to two years after the redemption date.

Notices

   Any notices required to be given to the holders of the notes will be given to DTC and, if the notes are listed on the Luxembourg Stock Exchange, by publi-cation in a daily newspaper in Luxembourg which is expected to be the Luxem-burger Wort. If notes in certificated form are issued, notices to holders of the notes will also be given by mail to the addresses of the holders as they appear on the security register. Until any notes are issued in certificated form, there may be substituted for publication in the newspaper the delivery of the relevant notice to Euroclear and Clearstream, Luxembourg for communication to their participants, except that, as long as the notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, no-tices also will be published in the Luxemburger Wort or any other leading Lux-embourg newspaper. Any notice published in the Luxemburger Wort or any other leading Luxembourg newspaper shall be deemed to have been given on the date of publication or, if published more than once, on the date of the first publica-tion. Any notice to Euroclear and Clearstream, Luxembourg shall be deemed to have been given to their participants on the seventh day after the day on which the notice was given to Euroclear and Clearstream, Luxembourg. If approved for listing, as long as the notes are listed on the Luxembourg Stock Exchange, any change in the Luxembourg paying and transfer agent will be published in the Luxemburger Wort or any other leading Luxembourg newspaper.

Paying Agent, Security Registrar and Transfer Agent

   Until the notes are paid, we will maintain a paying agent, security regis-trar and transfer agent for the notes. Initially, The Bank of New York, as Trustee, serves in each of those capacities. The Luxembourg paying and transfer agent that will be appointed if the notes are listed on the Luxembourg Stock Exchange is Banque Generale du Luxembourg S.A. If the notes are listed on the Luxembourg Stock Exchange, so long as the notes are represented by Global Secu-rities, Banque Generale du Luxembourg S.A. is expected to be our intermediary in Luxembourg.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following is a brief summary of certain United States federal income tax consequences associated with the acquisition, ownership and disposition of the notes applicable to initial purchasers of notes. The summary is based upon the relevant laws and rules which are now in effect and as they are currently in-terpreted. However, these laws and rules may be changed at any time, possibly with retroactive effect. This discussion does not deal with the federal tax consequences applicable to all categories of investors. In particular, the dis-cussion does not deal with those of you who may be in special tax situations, such as dealers in securities, insurance companies, financial institutions or tax-exempt entities. It does not include any description of the tax laws of any state or local governments or any foreign government that may be applicable to the notes or to you as holders of the notes.

   Prospective purchasers of the notes are urged to consult their own tax advi-sors concerning the United States federal income tax consequences of acquiring, owning and disposing of the notes as well as the application of state, local and foreign income and other tax laws.

United States Persons

   Interest payable on the notes generally will be includable as ordinary in-come in the income of a United States person as received or accrued, in accor-dance with that holder's regular method of accounting unless the note is treated as having been issued with original issue discount ("OID"). If a note is sold or otherwise disposed of, a United States person generally will recog-nize gain or loss equal to the difference between the amount realized on the disposition (except to the extent attributable to accrued but unpaid interest) and the holder's tax basis in the note. Such gain or loss will generally be capital gain or loss.

Non-United States Persons

   Principal (and premium, if any) and interest payments, including any OID, that you receive from us or our agent generally will not be subject to United States federal tax. However, interest, including any OID, may be subject to a 30% withholding tax (or less under any applicable treaty) if (1) either (a) you do not certify on IRS Form W-8BEN or a successor form to us or our agent, under penalties of perjury, that you are a non-United States person or (b) a securi-ties clearing organization, bank or other financial institution that holds cus-tomer securities in the ordinary course of its trade or business and holds the notes does not certify on IRS Form W-8IMY or a successor form to us or our agent under penalties of perjury that either it or a financial institution has received the required statement from you certifying that you are a non-

United States person and furnish us with a copy of the statement, (2) you actu-ally or constructively owned 10% or more of the total combined voting power of all classes of our stock entitled to vote or (3) you are a controlled foreign corporation for United States tax purposes that is related to us (directly or indirectly) through stock ownership. If you are claiming benefits under an in-come tax treaty, you may be required to obtain a taxpayer identification number and to certify your eligibility under the applicable treaty's limitations on benefits articles. Because the rules may apply differently to different hold-ers, you are urged to consult your own tax advisor regarding the application of the rules to you.

   If you are in a trade or business in the United States and interest, includ-ing any OID, on a note is effectively connected with the conduct of your trade or business, you may be subject to United States federal income tax on that in-terest and any OID in the same manner as if you were a United States person. If you are a foreign corporation, you may also be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, subject to certain adjustments. Instead of the certification described in the preceding paragraph, if you have effectively connected interest income you must provide the payer with a properly executed IRS Form W-8ECI to claim an ex-emption from United States federal withholding tax.

   Except as provided below with respect to backup withholding, you will not be subject to United States federal income tax or withholding taxes on any capital gain or market discount you realize upon retirement or disposition of a note if
(1) the gain is not effectively connected with a United States trade or busi-ness carried on by you, and (2) you are an individual, and you are not present in the United States for 183 days or more in the taxable year of the retirement or disposition.

Backup Withholding and Information Reporting

   The payment of principal (and premium, if any) and interest and the accrual of OID, if any, are generally subject to information reporting and possibly to "backup withholding." Information reporting means that the payment is required to be reported to you and to the IRS. Backup withholding means that the payor is required to collect and deposit a portion of your payment with the IRS as a tax payment on your behalf. Backup withholding is imposed at a rate of 30.5% for the 2001 calendar year and will be gradually reduced to 28% by the year 2006.

   If you are a United States person (other than a corporation or certain ex-empt organizations), you may be subject to backup withholding if you do not supply an accurate taxpayer identification number and certify that your tax-payer identification number is correct. You may also be subject to backup with-holding if the United States Secretary of the Treasury determines that you have not reported all interest and dividend income required to be shown on your fed-eral income tax return or if you do not certify that you have not underreported your interest and dividend income.

   If you are a non-United States person, backup withholding and information reporting will not apply to payments made to you if you have provided the re-quired certification that you are a non-United States person as set forth above, or you otherwise establish an exemption (provided that the payor does not have actual knowledge that you are a United States person or that the con-ditions of any exemption are not in fact satisfied).

   Payments of the proceeds from the sale of notes to or through a foreign of-fice of a broker or the foreign office of a custodian, nominee or other dealer acting on your behalf generally will not be subject to information reporting or backup withholding, unless the broker, custodian, nominee or other dealer is
(1) a United States person, (2) the government of the United States or the gov-ernment of any State or political subdivision of any State (or any agency or instrumentality of any of these governmental units), (3) a controlled foreign corporation for United States tax purposes, (4) a foreign partnership that is either engaged in a United States trade or business or whose United States partners in the aggregate hold more than 50% of the income or capital interest in the partnership, (5) a foreign person 50% or more of whose gross income for a certain period is effectively connected with a United States trade or busi-ness or (6) a United States branch of a foreign bank or insurance company. If your broker falls into one of the preceding categories, information reporting generally will be required for payments made to you un-less the broker has documentation of your foreign status and the broker has no actual knowledge to the contrary of your status (or you otherwise establish an exemption from information reporting).

   Payment of the proceeds from a sale of notes to or through the United States office of a broker is subject to information reporting and backup withholding, unless you certify as to your non-United States status or otherwise establish an exemption from information reporting and backup withholding.

   Any amounts withheld from your payment under the backup withholding rules would be refundable or allowable as a credit against your United States federal income tax liability.

                 EU DIRECTIVE ON THE TAXATION OF SAVINGS INCOME

   In July 2001, the European Council issued its proposed EU Directive on the taxation of savings income, which is designed to ensure that at least a minimum effective rate of tax is paid on all interest and similar savings income earned by residents of EU member states. The Directive is intended to come into effect in 2003. The key features of the proposed Directive are:

 . Where a "paying agent" established in any EU member state makes payments of interest, discount or premium to an individual resident in another member state, the tax authorities of the paying agent's member state will be re-quired to supply details of the payment to the tax authorities of the other member state. For these purposes, the term "paying agent" is widely defined to include both the principal obligor under a debt obligation; a paying agent in the normal sense of that term; and an agent who collects interest, discounts or premiums on behalf of an individual beneficially entitled thereto.

 . During a transitional period of not more than seven years from the coming into effect of the Directive, certain member states (expected to be confined to Austria, Belgium and Luxembourg, and possibly Greece and Portugal) may, instead of supplying information on savings income to the tax authorities of other member states, operate a withholding tax. In such cases, "paying agents" established in the relevant member states must withhold tax from any interest, discount or premium paid to an individual resident in another mem-ber state. The withholding tax will be levied at a rate of 15% during the first three years of the transitional period, and at a rate of 20% during the remaining four years.

 . Securities issued after March 1, 2001, or under a prospectus issued after that date, will be fully within the scope of the Directive when it comes into force.

   It is expected that the Directive, which can be adopted only by unanimous agreement among the member states, also will be conditional on the adoption of equivalent measures in third party countries with significant financial centers (including the United States and Switzerland) and in dependent or associated territories of certain of the EU member states.

   Pending agreement on the precise text of the Directive, it is not possible to say what effect, if any, the adoption of the Directive would have on the notes or payments in respect thereof.

   If the Directive is adopted in its current form, no additional amounts will be payable by the Company in respect of any withholding tax required to be de-ducted by the Directive legislation.

                                  UNDERWRITING

   We entered into an underwriting agreement dated October 3, 2001 with the un-derwriters named below. In the underwriting agreement, we agreed to sell to each of the underwriters and each of the underwriters agreed to purchase from us the principal amount of the notes shown opposite its name at the public of-fering price on the cover page of this global prospectus supplement.

                                                               Principal Amount
       Underwriter                                               of the Notes
       -----------                                             ----------------
       Banc of America Securities LLC.........................  $  880,000,000
       Barclays Capital Inc. .................................      15,000,000
       Bear, Stearns & Co. Inc. ..............................      15,000,000
       Chase Securities Inc. .................................      15,000,000
       Goldman, Sachs & Co. ..................................      15,000,000
       Lehman Brothers Inc. ..................................      15,000,000
       Merrill Lynch, Pierce, Fenner & Smith Incorporated.....      15,000,000
       Morgan Stanley & Co. Incorporated......................      15,000,000
       Salomon Smith Barney Inc. .............................      15,000,000
                                                                --------------
         Total................................................  $1,000,000,000
                                                                ==============

   The obligations of the underwriters under the underwriting agreement, in-cluding their agreement to purchase the notes from us, are several and not joint. Those obligations are also subject to the satisfaction of conditions de-scribed in the underwriting agreement. The underwriters have agreed to purchase all of the notes if any of them are purchased.

   We will receive proceeds from the sale of notes as indicated on the cover page of this global prospectus supplement, before deducting estimated offering expenses of $500,000. The underwriters may sell the notes to certain dealers at the public offering price, less a concession which will not exceed 0.21% of the principal amount of the notes. The underwriters and such dealers may resell the notes to other dealers at a reallowance discount which will not exceed 0.17% of the principal amount of the notes. After the initial offering of the notes, these concessions and reallowance discounts may change.

   The notes will be offered simultaneously in the United States and abroad.

   Each of the underwriters has represented and agreed that it has not and will not offer, sell or deliver any of the notes, directly or indirectly, or dis-tribute this global prospectus supplement or the attached prospectus or any other offering material relating to the notes, in or from any jurisdiction ex-cept under circumstances that will, to the best knowledge and belief of such underwriter, result in compliance with applicable laws and regulations and that will not impose any obligations on us except as set forth in the underwriting agreement.

   In particular, each underwriter has represented and agreed that:

      (1) it has not offered or sold and will not offer or sell any notes to persons in the United Kingdom prior to the expiration of the period of six months from the issue date of the notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

      (2) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on; and

      (3) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

   The notes are a new issue of securities and have no established trading market. We have been informed by the underwriters that they intend to purchase and sell the notes in the secondary market from time to time. However, the un-derwriters are not obligated to do so and may discontinue making a market for the notes at any time without giving us notice. There is no assurance that there will be a secondary market for the notes.

   In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the United States Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position for the underwriters. Syndicate covering trans-actions involve purchases of the notes in the open market after the distribu-tion has been completed in order to cover short positions. Stabilizing trans-actions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be. Those activities, if commenced, may be discontinued at any time.

   The offer and sale of any notes by Banc of America Securities LLC or any of our other affiliates will comply with the requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regard-ing a member firm's underwriting securities of an affiliate. As required by Rule 2720, any such offer and sale will not be made to any discretionary ac-count without the prior approval of the customer.

   We have agreed to indemnify the underwriters and certain other persons against certain liabilities, including liabilities under the Securities Act.

   Following the initial distribution of the notes, our affiliates may offer and sell the notes of the entire series in the course of their business as a broker-dealer and may act as principal, agent or remarketing agent. This global prospectus supplement may be delivered in connection with effecting such transactions. Any such sales will be made at negotiated prices relating to prevailing market prices at the time of sale.

   Each of the underwriters or their affiliates provides or has provided in-vestment or commercial banking services to us from time to time in the ordi-nary course of business.

                            LISTING OF THE NOTES AND
                              GENERAL INFORMATION

Listing

   We have applied to list the notes on the Luxembourg Stock Exchange in accor-dance with the rules of the Luxembourg Stock Exchange. We do not intend to list the notes on any other securities exchange. Prior to listing, a legal notice relating to the issuance of the notes, our Amended and Restated Certificate of Incorporation and Bylaws, the Senior Indenture and the underwriting agreement will be deposited with the Chief Registrar of the District Court of Luxembourg, where those documents may be inspected and copies obtained upon request.

   Our annual report on Form 10-K for the year ended December 31, 2000 and quarterly report on Form 10-Q for the period ended June 30, 2001 are incorpo-rated by reference herein. As long as any of the notes are listed on the Luxem-bourg Stock Exchange, copies of those documents, as well as all future annual reports, quarterly reports and financial current reports on Form 8-K filed since December 31, 2000, our Amended and Restated Certificate of Incorporation and Bylaws, the Senior Indenture, the underwriting agreement and copies of this global prospectus supplement and attached prospectus will be freely available at the offices of our Luxembourg listing agent, Banque Generale du Luxembourg S.A. in the City of Luxembourg.

Independent Accountants

   The consolidated financial statements contained in our 2000 annual report on Form 10-K have been audited by PricewaterhouseCoopers LLP, independent accoun-tants.

Authorization

   The notes are issued under authority granted by our Board of Directors on June 23, 1999 and by a committee appointed by our Board of Directors on October 3, 2001.

Material Changes

   There has been no material adverse change in our financial position on a consolidated basis since the date of our latest audited financial statements incorporated herein by reference, except as disclosed in this global prospectus supplement or in the documents incorporated by reference.

   We are not a party to any legal proceeding which, if determined adversely, would affect materially and adversely our financial position or results of op-erations or would affect materially and adversely our ability to perform our obligations under the notes or the Senior Indenture.

Governing Law

   The notes, the Senior Indenture and the underwriting agreement are governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America.

Clearing Systems

   The notes have been accepted for clearance through Euroclear and Clearstream, Luxembourg and assigned Common Code No. 013706115; International Security Identification Number (ISIN): US 060505 AJ37; and CUSIP No.: 060505 AJ3.

                 PRINCIPAL EXECUTIVE OFFICE OF THE CORPORATION
                          Bank of America Corporation
                        Bank of America Corporate Center
                      Charlotte, North Carolina 28255-0065
                                     U.S.A.


                   INDEPENDENT ACCOUNTANTS OF THE CORPORATION
                           PricewaterhouseCoopers LLP
                        Bank of America Corporate Center
                                   Suite 5400
                        Charlotte, North Carolina 28202
                                     U.S.A.


                                  TRUSTEE AND
                              UNITED STATES PAYING
                               AND TRANSFER AGENT
                              The Bank of New York
                          101 Barclay Street, 21 West
                            New York, New York 10286
                                     U.S.A.


                                 LEGAL ADVISORS

        To the Corporation                             To the Corporation
     as to United States law:                     as to United States tax law:
Smith Helms Mulliss & Moore, L.L.P.               Stroock & Stroock & Lavan LLP
      201 North Tryon Street                             180 Maiden Lane
  Charlotte, North Carolina 28202                   New York, New York 10038
              U.S.A.                                         U.S.A.


                              To the Underwriters:
                         Stroock & Stroock & Lavan LLP
                                180 Maiden Lane
                            New York, New York 10038
                                     U.S.A.


                         LISTING AGENT AND PAYING AGENT
                       Banque Generale du Luxembourg S.A.
                            50 avenue J. F. Kennedy
                               L-2951 Luxembourg

PROSPECTUS

[LOGO OF BANK OF AMERICA]

Bank of America Corporate Center
Charlotte, North Carolina 28255
(704) 386-5000

$15,000,000,000

Debt Securities, Warrants, Units, Preferred Stock,
Depositary Shares and Common Stock

We may offer and sell from time to time up to $15,000,000,000 (or the U.S. dollar equivalent) of:

   . debt securities

   . warrants to purchase our debt securities or securities of other unaffili-ated issuers

   . a combination of securities issued in the form of units

   . preferred stock

   . fractional interests in preferred stock represented by depositary shares

   . common stock.

We may also issue common stock upon conversion, exchange or exercise of any of the securities listed above.

When we sell a particular series of securities, we will prepare a prospectus supplement describing the offering and terms of that series of securities. You should read this prospectus and that prospectus supplement carefully. The securities described in this prospectus may be denominated in U.S. dollars or a foreign currency as described in the prospectus supplement.

--------------------------------------------------------------------------------

Our debt securities are unsecured and are not savings accounts, deposits or other obligations of a bank. The securities are not guaranteed by any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, any state securities commission nor the Commissioner of Insurance of the State of North Carolina has approved or disapproved the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                 The date of this prospectus is August 5, 1999.

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration or continuous offering process. We may from time to time sell any combination of the securities described in this prospec-tus in one or more offerings up to a total dollar amount of $15,000,000,000 or the equivalent of this amount in foreign currencies or foreign currency units.

   This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide you with a prospec-tus supplement containing specific information about the terms of the securi-ties being offered. The prospectus supplement which contains specific informa-tion about the terms of the securities being offered will also include a dis-cussion of certain U.S. federal income tax consequences and any risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in the prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" beginning on page 32 of this prospectus.

   You should rely only on the information provided in this prospectus and in any prospectus supplement including the information incorporated by reference. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is not permitted. You should not assume that the infor-mation in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these docu-ments.

   Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "we," "us," "our," or similar references mean Bank of America Corporation.

                          BANK OF AMERICA CORPORATION

General

   Bank of America Corporation is the successor issuer to NationsBank Corpora-tion ("NationsBank"). On September 25, 1998, NationsBank was reincorporated from North Carolina to Delaware. On September 30, 1998, BankAmerica Corpora-tion, a Delaware corporation ("BA"), was merged with and into NationsBank, with NationsBank as the surviving corporation in the merger. Upon completion of the merger, NationsBank changed its name to "BankAmerica Corporation." On April 28, 1999, we changed the name of our company to "Bank of America Corporation."

   We are a multi-bank holding company registered under the Bank Holding Com-pany Act of 1956. Our principal assets are the shares of stock of Bank of America, N.A. and our other banking and nonbanking subsidiaries. Through those subsidiaries, we provide a diverse range of banking and nonbanking financial services and products throughout the United States and in selected interna-tional markets.

   We, and our subsidiaries, are subject to supervision by United States fed-eral and state banking and other regulatory authorities.

Business Segment Operations

   We report the results of our operations through four business segments: (1) Consumer Banking, (2) Commercial Banking, (3) Global Corporate and Investment Banking and (4) Principal Investing and Asset Management.

   Our Consumer Banking segment provides comprehensive retail banking services to individuals and small businesses through multiple delivery channels, in-cluding approximately 4,700 banking centers and 14,000 automated teller ma-chines. These banking centers and automated teller machines are located prin-cipally throughout our franchise and serve approximately 30 million households in 21 states and the District of Columbia. This segment also provides special-ized services such as the origination and servicing of residential mortgage loans, issuance and servicing of credit cards, direct banking via telephone and personal computer, student lending and certain insurance services. The consumer finance component provides mortgage, home equity and automobile loans to consumers, retail finance programs to dealers and lease financing to pur-chasers of new and used cars.

   Our Commercial Banking segment provides a wide range of commercial banking services for businesses with annual revenues of up to $500 million. Services provided include commercial lending, treasury and cash management services, asset-backed lending and factoring. Also included in this segment are our com-mercial finance operations which provide: equipment loans and leases, loans for debt restructuring, mergers and working capital, real estate and healthcare financing and inventory financing to manufacturers, distributors and dealers.

   Our Global Corporate and Investment Banking segment provides a broad array of financial and investment banking products such as capital-raising products, trade finance, treasury management, investment banking, capital markets, leas-ing and financial advisory services to domestic and international corpora-tions, financial institutions and government entities. Clients are supported through offices in 37 countries in four distinct geographic regions: United States and Canada; Asia; Europe, Middle East and Africa; and Latin America. Products and services provided include loan origination, cash management, for-eign exchange, leasing, leveraged finance, project finance, real estate, se-nior bank debt, structured finance and trade services. Our Global Corporate and Investment Banking segment also provides commercial banking services for businesses with annual revenues of $500 million or more. Through a separate subsidiary, Banc of America

Securities LLC, Global Corporate and Investment Banking is a primary dealer of United States Government securities, underwrites and makes markets in equity securities, and underwrites and deals in high-grade and high-yield corporate debt securities, commercial paper, mortgage-backed and asset-backed securities, federal agencies securities and municipal securities. Debt and equity securi-ties research, loan syndications, mergers and acquisitions advisory services and private placements are also provided through Banc of America Securities LLC. Additionally, our Global Corporate and Investment Banking segment is a market maker in derivative products, which include swap agreements, option con-tracts, forward settlement contracts, financial futures and other derivative products in certain interest rate, foreign exchange, commodity and equity mar-kets. In support of these activities, Global Corporate and Investment Banking takes positions in securities to support client demands and for its own ac-count.

   Our Principal Investing and Asset Management segment includes Asset Manage-ment which provides asset management, banking and trust services for high net worth clients both in the United States and internationally through the Private Bank. In addition, this segment provides full service and discount brokerage, investment advisory and investment management, as well as advisory services for our affiliated family of mutual funds. The Principal Investing area includes direct equity investments in businesses and investments in general partnership funds.

Acquisitions and Sales

   As part of our operations, we regularly evaluate the potential acquisition of, and hold discussions with, various financial institutions and other busi-nesses that are eligible for bank holding company ownership or control. In ad-dition, we regularly analyze the values of, and submit bids for, the acquisi-tion of customer-based funds and other liabilities and assets of such financial institutions and other businesses. We also regularly consider the potential disposition of certain of our assets, branches, subsidiaries or lines of busi-ness. As a general rule, we publicly announce any material acquisitions or dis-positions when a definitive agreement has been reached.

                                USE OF PROCEEDS

   Unless we describe a different use in a prospectus supplement, we will use net proceeds from the sale of the securities for general corporate purposes. General corporate purposes include:

  .  our working capital needs;

  . investments in, or extensions of credit to, our banking and nonbanking subsidiaries;

  . the possible acquisitions of other financial institutions or their as-sets or liabilities;

  .  the possible acquisitions of or investments in other businesses; and

  . the possible reduction of outstanding indebtedness or the repurchase of our outstanding equity securities.

   We will temporarily invest the net proceeds pending its use. We may, from time to time, engage in additional capital financings as we determine appropri-ate based on our needs and prevailing market conditions.

RATIOS OF EARNINGS TO FIXED CHARGES AND RATIOS OF EARNINGS TO FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

   Our consolidated ratio of earnings to fixed charges and our ratio of earn-ings to fixed charges and preferred stock dividend requirements for each of the years in the five year period ended December 31, 1998 and for the three months ended March 31, 1999 are as follows:

                                              Year Ended
                                             December 31,        Three Months
                                       ------------------------     Ended
                                       1994 1995 1996 1997 1998 March 31, 1999
                                       ---- ---- ---- ---- ---- --------------
Ratio of Earnings to Fixed Charges:
 Excluding interest on deposits....... 2.4  2.3  2.3  2.2  1.8       2.3
 Including interest on deposits....... 1.6  1.5  1.6  1.6  1.4       1.6

Ratio of Earnings to Combined Fixed
 Charges and Preferred Stock Divi-
 dends:
 Excluding interest on deposits....... 2.2  2.1  2.2  2.2  1.8       2.3
 Including interest on deposits....... 1.6  1.5  1.5  1.5  1.4       1.6

   .The consolidated ratio of earnings to fixed charges is calculated as fol-lows:

     net income before taxes + fixed charges - equity in undistributed earn-ings or losses of unconsolidated subsidiaries fixed charges

  . The consolidated ratio of earnings to combined fixed charges and pre-ferred stock dividends is calculated as follows:

     net income before taxes + fixed charges - equity in undistributed earn-ings or losses of unconsolidated subsidiaries fixed charges + preferred stock dividend requirements

   Fixed charges consist of:

  . interest expense, which we calculate excluding interest on deposits in one case and including that interest in the other,

  . amortization of debt discount and appropriate issuance costs, and

  . one-third (the amount deemed to represent an appropriate interest factor) of net rent expense under lease commitments.

   Preferred stock dividend requirements represent dividend requirements on the outstanding preferred stock adjusted to reflect the pre-tax earnings that would be required to cover such dividend requirements.

                              REGULATORY MATTERS

   The following discussion describes elements of an extensive regulatory framework applicable to bank holding companies and banks and specific informa-tion about us and our subsidiaries. Federal regulation of banks and bank hold-ing companies is intended primarily for the protection of depositors and the Bank Insurance Fund rather than stockholders or creditors.

General

   As a bank holding company, we are subject to the supervision of the Board of Governors of the Federal Reserve System. Our bank subsidiaries are subject to supervision and examination by applicable federal agencies, principally the Office of the Comptroller of the Currency. Because bank deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"), our bank subsidiaries are also subject to that agency's regulations. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability to influence the economy.

   As a bank holding company, we are also subject to regulation under the Bank Holding Company Act of 1956 (the "BHCA"), and to the BHCA's examination and reporting requirements. Under the BHCA, bank holding companies generally may not acquire direct or indirect ownership or control of more than five percent of the voting shares or substantially all of the assets of any company, in-cluding a bank, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are prohibited under the BHCA from engaging in nonbanking activities other than those that the Federal Reserve Board has determined are closely related to banking.

Interstate Banking

   Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking and Branching Act"), a bank holding company may acquire banks in states other than its home state without regard to the permissibility of such acquisitions under state law, but is subject to any state requirement that the banks have been organized and operating for a mini-mum period of time, not to exceed five years, and the requirement that the bank holding company, before or after the proposed acquisition, controls no more than 10 percent of the total amount of deposits of insured depository in-stitutions in the United States and no more than 30 percent, or such lesser or greater amount set by state law, of such deposits in that state.

   The Interstate Banking and Branching Act also authorizes, subject to cer-tain restrictions, banks to merge across state lines and to create interstate branches. The Interstate Banking and Branching Act also permits a bank to open new branches in a state in which it does not already have banking operations if the state enacts a law permitting such branching. To the extent permitted under these laws, we plan to consolidate our banking subsidiaries, other than our limited purpose credit card bank, into a single bank. As of July 23, 1999, we operate one interstate bank, Bank of America, N.A., headquartered in Char-lotte, North Carolina, with domestic offices primarily in Arizona, Arkansas, California, Florida, Georgia, Idaho, Illinois, Iowa, Kansas, Maryland, Missou-ri, Nevada, New Mexico, North Carolina, Oklahoma, Oregon, South Carolina, Ten-nessee, Texas, Virginia, Washington and the District of Columbia. We also op-erate separate banks in Arizona and California. In addition, we have a federal savings bank headquartered in Portland, Oregon with branch offices in several states. As previously described, we regularly evaluate merger and acquisition opportunities and anticipate that we will continue that practice.

Capital and Operational Requirements

   The Federal Reserve Board, the Comptroller and the FDIC have issued sub-stantially similar risk-based and leverage capital guidelines applicable to United States banking organizations. In addition, these regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels, based on its financial condition or actual or anticipated growth. The Federal Reserve Board risk-based guidelines define a three-tier capital framework. Tier 1 capital consists of common and qualifying preferred shareholders' equity, less certain intangibles and other adjustments. Tier 2 capital consists of preferred stock not qualifying as Tier 1 capital, subordinated and other qualifying debt and the allowance for credit losses up to 1.25 percent of risk weighted assets. Tier 3 capital includes sub-ordinated debt that is unsecured, fully paid, has an original maturity of at least two years, is not redeemable before maturity without the prior approval by the Federal Reserve and includes a lock-in clause precluding payment of ei-ther interest or principal if the payment would cause the issuing bank's risk-based capital ratio to fall or remain below the required minimum. The sum of Tier 1 and Tier 2 capital less investments in unconsolidated subsidiaries rep-resents qualifying total capital, at least 50 percent of which must consist of Tier 1 capital. Risk-based capital ratios are calculated by dividing Tier 1 and total capital by risk-weighted assets. Assets and off-balance sheet exposures are assigned to one of four categories of risk-weights, based primarily on rel-ative credit risk. The minimum Tier 1 capital ratio is 4 percent and the mini-mum total capital ratio is 8 percent. Our Tier 1 and total risk-based capital ratios under these guidelines at March 31, 1999 were 7.40 percent and 11.17 percent, respectively. At March 31, 1999, we did not have any subordinated debt that qualified as Tier 3 capital.

   The leverage ratio is determined by dividing Tier 1 capital by adjusted quarterly average total assets. Although the stated minimum ratio is 3 percent, most banking organizations are required to maintain ratios of at least 100 to 200 basis points above 3 percent. Our leverage ratio at March 31, 1999 was 6.47 percent. We believe that we meet the leverage ratio requirement.

   The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapi-talized, significantly undercapitalized and critically undercapitalized) and requires the respective Federal bank regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within such categories. This act imposes pro-gressively more constraints on operations, management and capital distribu-tions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to cap-ital raising requirements. In addition, this act requires the various regula-tory agencies to prescribe certain non-capital standards for safety and sound-ness relating generally to operations and management, asset quality and execu-tive compensation and permits regulatory action against a financial institution that does not meet such standards.

   Banking regulatory agencies have adopted regulations that define the five capital categories identified by this act, using the total risk-based capital, Tier 1 risk-based capital and leverage capital ratios as the relevant capital measures. Under those regulations, a "well capitalized" institution must have a Tier 1 capital ratio of at least 6 percent, a total capital ratio of at least 10 percent and a leverage ratio of at least 5 percent and not be subject to a capital directive order. Under these guidelines, our banks are considered well capitalized.

   Banking agencies have also adopted final regulations which mandate that reg-ulators take into consideration (a) concentrations of credit risk; (b) interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet posi-
tion); (c) risks from non-traditional activities, as well as an institution's ability to manage those risks; and (d) market risk in connection with trading activity, when determining the adequacy of an institution's capital. That eval-uation will be made as a part of the institution's regular safety and soundness examination.

Dividends

   Our funds for cash dividends to stockholders are derived from a variety of sources, including cash and temporary investments. The primary source of such funds, however, is dividends received from our banks. Those subsidiaries are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain capital above regulatory mini-mums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of the bank or bank holding company that the payment of dividends would be an unsafe or un-sound practice and to prohibit payment. The ability to pay dividends also may be affected by the various minimum capital requirements and the capital and non-capital standards established under FDICIA. Our rights, and the rights of our stockholders and creditors, to participate in any distribution of the as-sets or earnings of our banks is further subject to the prior claims of credi-tors of those entities.

Source of Strength

   According to Federal Reserve Board policy, a bank holding company is ex-pected to act as a source of financial strength to its subsidiary banks and to commit resources to support its subsidiary banks. This support may be required at times when we are not able to provide such support. Similarly, the cross-guaranty provisions of the Federal Deposit Insurance Act provides that if the FDIC suffers or anticipates a loss as a result of a default by one of our bank-ing or thrift subsidiaries or by providing assistance to a subsidiary in danger of default, then the other bank or thrift subsidiaries may be assessed for the FDIC's loss.

Changes in Regulations

   Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. At the present time, Congress is considering legislation that would increase the permissible scope of securities and insur-ance activities in which a bank holding company or its affiliates may engage. We cannot determine the likelihood and timing of any such proposals or legisla-tion and the impact they might have on us and our subsidiaries.

                              PLAN OF DISTRIBUTION

   We may sell securities to or through underwriters or dealers, through agents or directly to other purchasers. The underwriters, dealers or agents may be Banc of America Securities LLC or any of our other affiliates. Each prospectus supplement will state the terms of the securities to be offered, including the names of any underwriters or agents, the public offering or purchase price of the securities and the net proceeds we will receive from the sale, any under-writing discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, any commissions allowed or paid to agents, and if the securities will be listed on a securities ex-change or exchanges, the identity of any exchange.

   Securities may be purchased to be reoffered to the public through underwrit-ing syndicates led by one or more managing underwriters, or through one or more underwriters acting alone. The underwriters may acquire the securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offer-ing price or varying prices determined at the time of sale. If an underwriting syndicate is used, we will list the managing underwriter or underwriters on the cover page of the prospectus supplement. Unless otherwise stated in the pro-spectus supplement, the obligations of the underwriters to purchase the securi-ties will be subject to certain conditions and each of the underwriters will be obligated to purchase all of its securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   We may offer and sell securities through agents from time to time. We will name any agent involved in the offer and sale of any securities and describe any commissions payable by us to the agent in the prospectus supplement. Un-less otherwise indicated in the prospectus supplement, the agent will be act-ing on a best efforts basis during the appointment period.

   We may sell directly to, and solicit offers from, institutional investors or others who may be deemed to be underwriters as defined in the Securities Act of 1933 (the "Securities Act") for any resale of the securities. We will describe the terms of any such sales in the prospectus supplement.

   Securities may be sold in connection with a remarketing after their pur-chase by one or more firms including our affiliates, acting as principal for their accounts or as our agent.

   We may authorize underwriters, dealers or agents to solicit offers by cer-tain institutions to purchase debt securities from us pursuant to delayed de-livery contracts providing for payment and delivery at a future date. The type of security, the amount, the price and other significant terms of such delayed delivery contracts will be described in the prospectus supplement. Institu-tions that may be solicited include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable in-stitutions and others, all as approved by us. The obligations of any purchaser under any such contract will not be subject to any conditions except that (1) the purchase of the debt securities will not at the time of delivery be pro-hibited under the laws of the jurisdiction to which the purchaser is subject, and (2) if the debt securities are also being sold to underwriters acting as principals for their own account, the underwriters must have purchased the debt securities not sold for delayed delivery. The underwriters and other such persons will not have any responsibility for the validity or performance of such contracts.

   Any underwriter or agent participating in the distribution of the securi-ties may be considered to be an underwriter, as that term is defined in the Securities Act, of the securities being offered and sold. Any discounts or commissions received by them from us and any profit realized by them on the sale or resale of the securities may be considered to be underwriting dis-counts and commissions under the Securities Act.

   To facilitate offering the securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the se-curities or any other securities the prices of which may be used to determine payments on such securities. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the securities for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any other securities, the underwriters may bid for, and purchase, the securities or any other securities in the open market. Finally, in any offering of the securities through a syndicate of underwrit-ers, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the se-curities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

   Since any series of securities offered and sold pursuant to this prospectus may be a new issue with no established trading market, there may not be a liquid trading market for the security.

   Under agreements entered into with us, underwriters and agents may be enti-tled to indemnification by us against certain civil liabilities, including li-abilities under the Securities Act, or to contribution for payments the under-writers or agents may be required to make.

   Banc of America Securities LLC is a broker-dealer and one of our subsidiar-ies. Each initial offering and any remarketing of securities involving Banc of America Securities LLC or any of our other affiliates will be conducted in com-pliance with the requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding the offer and sale of securi-ties of an affiliate. Following the initial distribution of securities, our af-filiates, including Banc of America Securities LLC, may buy and sell the secu-rities in secondary market transactions as part of their business as a broker-dealer. Any sale will be at negotiated prices relating to prevailing prices at the time of sale. This prospectus and related prospectus supplements may be used by one or more of our affiliates in connection with offers and sales re-lated to secondary market transactions in the securities to the extent permit-ted by applicable law. Any of our affiliates may act as principal or agent in such transactions. Banc of America Securities LLC will not execute a transac-tion in the securities in a discretionary account without specific prior writ-ten approval of that customer.

                         DESCRIPTION OF DEBT SECURITIES

   We will issue any senior debt securities under an Indenture dated as of Jan-uary 1, 1995 (the "Senior Indenture") between us and U.S. Bank Trust National Association, as successor Trustee to BankAmerica National Trust Company (the "Senior Trustee"). We will issue any subordinated debt securities under an In-denture dated as of January 1, 1995 (the "Subordinated Indenture") between us and The Bank of New York, Trustee (the "Subordinated Trustee"). We refer to the Senior Indenture and the Subordinated Indenture collectively as the "Inden-tures" and the Senior Trustee and Subordinated Trustee collectively as the "Trustees."

   The following summaries of certain significant provisions of the Indentures are not complete and are qualified in their entirety by the provisions of the applicable Indentures, which are exhibits to the Registration Statement and are incorporated herein by reference. Whenever defined terms are used, but not de-fined in this prospectus, the terms have the meanings given to them in the In-dentures.

General

   The total amount of securities that may be offered and sold using this pro-spectus is limited to the aggregate initial offering price of the securities registered under the Registration Statement. Neither Indenture limits the amount of debt securities that may be issued.

   Debt securities are our direct unsecured obligations and are not obligations of our subsidiaries. The senior debt securities of each series rank equally with all of our other unsecured senior debt. The subordinated debt securities of each series are subordinate and junior in right of payment to our Senior In-debtedness.

   We will issue the debt securities in fully registered form without coupons. The debt securities may be denominated in U.S. dollars or in another currency or currency unit. Any debt securities that are denominated in U.S. dollars will be issued in denominations of $1,000 or a multiple thereof unless otherwise provided in the prospectus supplement. If any of the debt securities are denom-inated in a foreign currency or currency unit, or if principal or any premium or interest on any of the debt securities is payable in any foreign currency or currency unit, the authorized denominations, as well as any investment consid-erations, restrictions, tax consequences, specific terms and other information relating to such issue of debt securities and such foreign currency or currency unit, will be stated in the prospectus supplement.

   We may issue debt securities in one or more series with the same or differ-ent maturities. We may issue debt securities which provide for an amount less than the stated principal amount to be paid upon an acceleration of its matu-rity (each an "Original Issue Discount Security"). Original Issue Discount Se-curities may bear no interest or may bear interest at a rate which at the time of issuance is below market rates and will be sold at a discount below their stated principal amount. Certain debt securities may be deemed to be is-sued with original issue discount for United States Federal income tax purpos-es. If we issue debt securities with original issue discount, we will discuss the Federal tax implications in the prospectus supplement.

   Each prospectus supplement will describe the terms of any debt securities we issue. The terms may include:

  .  the title and type of the debt securities;

  .  any limit on the aggregate principal amount of the debt securities;

  . the person to whom interest is payable if other than the owner of the debt securities;

  . the date or dates on which the principal of the debt securities will be payable;

  . the interest rate or rates, which may be fixed or variable, and the method used to calculate that interest;

  . the interest payment dates, the regular record dates for the interest payment date, and the date interest will begin to accrue;

  . the place or places where payments may be made on the debt securities and the place or places where the debt securities may be presented for registration of transfer or exchange;

  . any date or dates after which the debt securities may be redeemed or purchased in whole or in part at our option or the option of the note-holder pursuant to any sinking fund or other redemption provision and the periods, prices, terms and conditions of such redemption or pur-chase;

  . if other than the full principal amount, the portion of the principal amount of the debt securities that will be payable upon declaration or acceleration of the maturity;

  . the currency of principal and any premium and interest payments on the debt securities, if other than U.S. currency;

  . any index used to determine the amount of principal, premium and inter-est payments on the debt securities;

  .  if the debt securities will be issued in other than book-entry form;

  . the identification or method of selecting any interest rate calculation agents, exchange rate calculation agents or any other agents for the debt securities;

  . if either the defeasance (Section 14.02) or covenant defeasance (Section 14.03) sections of the Indentures are not applicable to the debt securi-ties; and

  . any provision relating to the extension or renewal of the maturity date of the debt securities.

   Our ability to make payments of principal and any premium and interest on the debt securities may be affected by the ability of our bank and nonbank subsidiaries to pay dividends. Their ability, as well as our ability, to pay dividends in the future is and could be influenced by bank regulatory require-ments and capital guidelines. See "Regulatory Matters."

   Neither Indenture contains provisions protecting noteholders against a de-cline in credit quality resulting from takeovers, recapitalizations, the incurrence of additional indebtedness or our restructuring. If our credit quality declines as a result of such an event, or otherwise, the ratings of any debt securities then outstanding may be withdrawn or downgraded.

Reopenings

   We have the ability to "reopen," or later increase, the principal amount of a series of debt securities offered and sold by us without notice to the note-holders by selling additional debt securities with the same terms.

Conversion

   We may issue debt securities that are convertible, at either our or the noteholder's option, into our preferred stock, depositary shares, common stock or other debt securities. If this is the case, the prospectus supplement will describe that conversion ability and its terms such as:

  .  the periods during which conversion may be elected;

  . the conversion price payable and the number of shares or amount of pre-ferred stock, depositary shares, common stock or other debt securities that may be purchased upon conversion, and any adjustment provisions; and

  .  the procedures for electing conversion.

Exchange, Registration and Transfer

   Subject to the terms of the applicable Indenture, debt securities of any se-ries, other than debt securities issued in book-entry form, may be exchanged at the option of the noteholder for other debt securities of the same series and of an equal aggregate principal amount and type in any authorized denomina-tions.

   Debt securities may be presented for registration of transfer at the office of the security registrar or at the office of any transfer agent designated and maintained by us. The prospectus supplement will include the name of the trans-fer agent. The security registrar or transfer agent will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange. At any time we may change transfer agents or approve a change in the location through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the series. At any time, we may designate additional transfer agents for any series of debt securities.

   We will not be required to (1) issue, exchange or register the transfer of any debt security of any series to be redeemed for a period of 15 days after the selection of the debt securities to be redeemed; or (2) exchange or regis-ter the transfer of any debt security that was selected, called or is being called for redemption, except the unredeemed portion of any debt security being redeemed in part.

   For a discussion of restrictions on the exchange, registration and transfer of Global Securities, see "Registration and Settlement."

Payment and Paying Agents

   The principal and any premium and interest on debt securities will be paid at the offices of the paying agents we may designate from time to time. In ad-dition, at our option, payment of any interest may be made by check mailed to the address of the noteholder as recorded in the security register. Interest on a debt security on any interest payment date generally will be paid to the per-son in whose name the debt security is registered at the close of business on the regular record date for that payment. For a discussion of payment of prin-cipal, premium or interest on Global Securities, see "Registration and Settle-ment."

   We have initially designated the principal corporate trust offices of the Trustees in the City of New York as the places where the debt securities may be presented for payment. At any time we may change paying agents or the desig-nated payment office. Any other paying agents for the debt securities of each series will be named in the prospectus supplement.

Subordination

   The subordinated debt securities will be subordinated in right of payment to all our Senior Indebtedness. The Subordinated Indenture defines "Senior Indebt-edness" as any indebtedness for money borrowed, including all of our indebted-ness for borrowed and purchased money, all of our obligations arising from off-balance sheet guarantees and direct credit substitutes, and our obligations as-sociated with derivative products such as interest and foreign exchange rate contracts and commodity contracts, that were outstanding on the date we exe-cuted the Subordinated Indenture, or were created, incurred or assumed after that date and all deferrals, renewals, extensions and refundings of that in-debtedness or obligations unless the instrument creating or evidencing the in-debtedness provides that the indebtedness is subordinate in right of payment to any of our other indebtedness. Each prospectus supplement for a series of sub-ordinated debt securities will indicate the aggregate amount of our Senior In-debtedness outstanding at that time and any limitation on the issuance of addi-tional Senior Indebtedness.

   If there is a default or event of default on any Senior Indebtedness that is not remedied and we and the Subordinated Trustee receive notice of this from the holders of at least 10% in principal amount of any kind or category of any Senior Indebtedness or if the Subordinated Trustee receives notice from us, we will not be able to make any principal, premium or interest payments on the subordinated debt securities or repurchase our subordinated debt securities.

   If we repay any subordinated debt security before the required date or in connection with a distribution of our assets to creditors pursuant to a disso-lution, winding up, liquidation or reorganization, any principal, premium or interest will be paid to holders of Senior Indebtedness before any holders of Subordinated Indebtedness are paid. In addition, if such amounts were previ-ously paid to the holders of Subordinated Debt or the Subordinated Trustee, the holders of Senior Debt shall have first rights to such amounts previously paid.

   Until all Senior Indebtedness is paid in full, the holders of subordinated debt securities will be subrogated to the rights of the holders of Senior In-debtedness to receive payments or distributions of our assets.

Sale or Issuance of Capital Stock of Banks

   The Senior Indenture prohibits the issuance, sale or other disposition of capital stock, or securities convertible into or options, warrants or rights to acquire capital stock, of any Principal Subsidiary Bank (as defined below) or of any subsidiary which owns shares of capital stock, or securities convertible into or options, warrants or rights to acquire capital stock, of any Principal Subsidiary Bank, with the following exceptions:

  . sales of directors' qualifying shares;

  . sales or other dispositions for fair market value, if, after giving ef-fect to the disposition and to conversion of any shares or securities convertible into capital stock of a Principal Subsidiary Bank, we would own at least 80% of each class of the capital stock of such Principal Subsidiary Bank;

  . sales or other dispositions made in compliance with an order of a court or regulatory authority of competent jurisdiction;

  . any sale by a Principal Subsidiary Bank of additional shares of its capi-tal stock, securities convertible into shares of its capital stock, or options, warrants or rights to subscribe for or purchase shares of its capital stock, to its shareholders at any price, so long as before such sale we owned, directly or indirectly, se-curities of the same class and immediately after the sale, we owned, di-rectly or indirectly, at least as great a percentage of each class of se-curities of the Principal Subsidiary Bank as we owned before such sale of additional securities; and

  . any issuance of shares of capital stock, or securities convertible into or options, warrants or rights to subscribe for or purchase shares of capital stock, of a Principal Subsidiary Bank or any subsidiary which owns shares of capital stock, or securities convertible into or options, warrants or rights to acquire capital stock, of any Principal Subsidiary Bank, to us or our wholly owned subsidiary.

   A Principal Subsidiary Bank is defined in the Senior Indenture as any Bank with total assets equal to more than 10% of our total consolidated assets. At present, Bank of America, N.A. is our only Principal Subsidiary Bank.

Waiver of Covenants

   The holders of a majority in principal amount of the debt securities of all series affected that are outstanding under the Indenture may waive compliance with certain covenants or conditions of the Indentures.

Modification of the Indentures

   We and the applicable Trustee may modify the Indenture with the consent of the holders of at least 66 2/3% of the aggregate principal amount of the debt securities of all series at the time outstanding under that Indenture and af-fected thereby, voting as one class. However, no modification will extend the fixed maturity of, reduce the principal amount or redemption premium of, or re-duce the rate of or extend the time of payment of interest on, any debt secu-rity without the consent of each noteholder. No modification will reduce the percentage of debt securities which is required to consent to modification without the consent of all holders of the debt securities outstanding.

   In addition, we and the Trustee may execute supplemental indentures in cer-tain limited circumstances without the consent of any holders of outstanding debt securities.

   In determining whether the holders of the required principal amount of the debt securities outstanding have given any request, demand, authorization, di-rection, notice, consent or waiver thereunder, (a) the principal amount of an Original Issue Discount Security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable at such time upon an event of default, and (b) the principal amount of a debt security de-nominated in a foreign currency or currency unit will be the U.S. dollar equiv-alent on the date of original issuance of the debt security.

Meetings and Action by Securityholders

   The Trustee may call a meeting in its discretion or upon request by us or the holders of at least 10% in principal amount of the debt securities out-standing of such series upon the giving of notice. If a meeting of noteholders is duly held, any resolution raised or decision taken will be binding on all holders of debt securities of that series.

Defaults and Rights of Acceleration

   The Subordinated Indenture defines an event of default as our bankruptcy un-der Federal bankruptcy laws. The Senior Indenture defines an event of default as any one of the following events:

  . our failure to pay principal or premium when due on any securities of a series;

  . our failure to pay interest on any securities of a series, within 30 days after the interest becomes due;

  . our breach of any of our other covenants contained in the senior debt securities or the Senior Indenture, that is not cured within 90 days after written notice to us by the Senior Trustee, or to us and the Senior Trustee by the holders of at least 25% in principal amount of all senior debt securities then outstanding under the Senior Indenture and affected thereby; and

  . certain events involving our bankruptcy, insolvency or liquidation.

   If an event of default occurs and is continuing, either the Trustee or the holders of 25% in principal amount of the outstanding debt securities of that series may declare the principal amount or, if the debt securities are Origi-nal Issue Discount Debt Securities, a specified portion of the principal amount of all debt securities of that series to be due and payable immediate-ly. The holders of a majority in principal amount of the debt securities then outstanding or of such series affected may annul the declaration of an event of default and waive past defaults.

   Payment of principal of the subordinated debt securities may not be accel-erated in the case of a default in the payment of principal or any premium or interest or the performance of any of our other covenants.

Collection of Indebtedness

   If we fail to pay principal or premium on the debt securities or if we are over 30 days late on an interest payment on the debt securities, the appropri-ate Trustee can demand that we pay to it, for the benefit of the noteholders, the amount which is due and payable on the debt securities including any in-terest incurred because of our failure to make that payment. If we fail to pay the required amount on demand, the Trustee may take appropriate action, in-cluding instituting judicial proceedings. Further, the noteholder may also in-stitute suit to enforce our obligation to make payment of principal, premium or interest due on any debt security regardless of the actions taken by the Trustee.

   The holders of a majority in principal amount of the debt securities then outstanding under an Indenture may direct the time, method and place of con-ducting any proceeding for any remedy available to the Trustee under that In-denture but the Trustee will be entitled to receive from the holders reason-able indemnity against expenses and liabilities.

   Periodically, we are required to file with the Trustees a certificate stat-ing that we are not in default with any of the terms of the Indentures.

Notices

   We will provide noteholders any required notices by first-class mail to the addresses of the holders as they appear in the security register.

Concerning the Trustees

   We and our subsidiaries have from time to time maintained deposit accounts and conducted other banking transactions with The Bank of New York and U.S. Bank Trust National Association, and their affiliated entities in the ordinary course of business. Each of the Trustees also serves as trustee for certain series of our outstanding indebtedness under other indentures.

                                    WARRANTS

Description of Debt Warrants

   We may issue warrants to purchase debt securities ("Debt Warrants"). Debt Warrants may be issued independently or together with any of our other securi-ties and may be attached to or separate from such securities. Debt Warrants will be issued under warrant agreements with a warrant agent designated in the prospectus supplement. The following summary of provisions of the warrant agreement and form of Debt Warrant is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the warrant agreement and the Debt Warrant. Any warrant agreement will be filed as an ex-hibit to or incorporated by reference in the Registration Statement.

   If Debt Warrants are offered, the prospectus supplement will describe the terms of the Debt Warrants and the warrant agreement relating to the Debt War-rants, including the following:

  . the offering price;

  . the designation, aggregate principal amount and terms of the debt securi-ties purchasable upon exercise of the Debt Warrants;

  . the currency or currency unit in which the price for the Debt Warrants may be payable;

  . if applicable, the designation and terms of the securities with which the Debt Warrants are issued and the number of Debt Warrants issued with each such security;

  . if applicable, the date on and after which the Debt Warrants and the re-lated securities will be separately transferable;

  . the principal amount of debt securities purchasable upon exercise of a Debt Warrant and the price at which, and currency or currency units based on or relating to currencies in which, the principal amount of debt secu-rities may be purchased upon such exercise;

  . the dates the right to exercise the Debt Warrants will commence and ex-pire and if the Debt Warrants are not continuously exercisable any dates the Debt Warrants are not exercisable;

  . if applicable, a discussion of certain Federal income tax consequences;

  . whether the Debt Warrants or related securities will be listed on any se-curities exchange;

  . whether the Debt Warrants will be issued in global or definitive form;
    and

  . the warrant agent.

Description of Universal Warrants

   We may issue warrants ("Universal Warrants") to buy or sell securities of an entity unaffiliated with us, to buy a basket of such securities, to buy an in-dex or indices of securities or any combination of those securities, to buy or sell currencies or currency units, or to buy and sell commodities (collective-ly, the "Exercise Items").

   Universal Warrants may be issued independently or together with other secu-rities offered by any prospectus supplement and may be attached to or separate from the other securities. The Universal Warrants will be issued under warrant agreements we will enter into with a warrant agent who will be designated in the prospectus supplement. The following summary of certain provisions of the form of Universal Warrant agreement and the Universal Warrants is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Universal Warrant agreement. Any Universal Warrant agreement will be filed as an exhibit to or incorporated by reference in the registration statement.

   If Universal Warrants are offered, the prospectus supplement will describe the terms of the Universal Warrants and the warrant agreement, including the following:

  . the offering price;

  . the title and aggregate number of such Universal Warrants;

  . the nature and amount of the Exercise Items that such Universal Warrants represent the right to buy or sell;

  . whether the Universal Warrants are put warrants or call warrants;

  . the price at which the Exercise Item may be purchased or sold and the procedures and conditions relating to exercise;

  . whether the exercise price or the Universal Warrant may be paid in cash or by exchange of the Exercise Item or both;

  . the dates the right to exercise the Universal Warrants will commence and expire;

  . if applicable, a discussion of certain Federal income tax consequences;

  . whether the Universal Warrants or related securities will be listed on any securities exchange;

  . whether the Universal Warrants will be issued in global or definitive form;

  . the warrant agent; and

  . any other terms of the Universal Warrants.

Modification

   We and the warrant agent may amend the terms of any warrant agreement and the warrants without the consent of the holders for the purpose of curing any ambiguity or correcting any inconsistent provision therein or in any other man-ner we deem necessary or desirable and which will not adversely affect the in-terests of the holders in any respect. In addition, we may amend the warrant agreement and the terms of the warrants with the consent of the owners of a ma-jority of the outstanding unexercised warrants affected. However, any modifica-tion to the warrants cannot change the exercise price, reduce the amounts re-ceivable upon exercise cancellation or expiration, shorten the time period dur-ing which the warrants may be exercised or otherwise materially and adversely affect the rights of the owners of the warrants or reduce the percentage of outstanding warrants required to modify or amend the warrant agreement or the terms of the warrants, without the consent of the affected owners.

Enforceability of Rights of Warrantholders; Governing Law

   The warrant agent will act solely as our agent and will not assume any obli-gation or relationship of agency or trust with the holders of the Warrants. Any record holder or beneficial owner of a warrant may, without anyone else's con-sent, enforce by appropriate legal action, on its own behalf, its right to ex-ercise the warrant in the manner provided therein or in the warrant agreement. A warrantholder will not be entitled to any of the rights of a holder of the debt securities or other securities purchasable upon the exercise of the war-rant before exercising the warrant.

Unsecured Obligations

   The warrants are our unsecured contractual obligations and will rank equally with all of our other unsecured contractual obligations and our unsecured and unsubordinated debt. Since most of our assets are owned by our subsidiaries, our rights and the rights of our creditors, including warrantholders, to par-ticipate in the distribution of assets of any subsidiary upon that subsidiary's liquidation or recapitalization will be subject to the prior claims of that subsidiary's creditors.

                             DESCRIPTION OF UNITS

   Units will consist of one or more warrants and debt securities or any com-bination thereof. If Units are offered, the prospectus supplement will de-scribe the terms of the Units, including the following:

  . all terms of Units and of the warrants and debt securities, or any combi-nation thereof, comprising the Units, including whether and under what circumstances the securities comprising the Units may or may not be traded separately;

  . a description of the terms of any agreement to be entered into between us and a bank or trust company as unit agent governing the Units; and

  . a description of the provisions for the payment, settlement, transfer or exchange of the Units.

                        DESCRIPTION OF PREFERRED STOCK
General

   We have 100,000,000 shares of preferred stock authorized and may issue such preferred stock in one or more series, each with such preferences, designa-tions, limitations, conversion rights and other rights as we may determine. We have designated:

   (a) 3,000,000 shares of ESOP Convertible Preferred Stock, Series C (the "ESOP Preferred Stock") of which 1,887,729 shares were issued and outstanding at March 31, 1999;

   (b) 35,045 shares of 7% Cumulative Redeemable Preferred Stock, Series B (the "Series B Preferred Stock"), of which 8,771 shares were issued and out-standing at March 31, 1999; and

   (c) 20,000,000 shares of $2.50 Cumulative Convertible Preferred Stock Series BB (the "Series BB Preferred Stock"), of which 5,539 shares were issued and outstanding at March 31, 1999.

The Preferred Stock

   General. Any preferred stock sold pursuant to this prospectus will have the general dividend, voting and liquidation preference rights stated below unless otherwise provided in the prospectus supplement. Reference is made to the pro-spectus supplement for specific terms, including, where applicable:

  . the title and stated value of the preferred stock;

  . the aggregate number of shares of preferred stock offered;

  . the price at which the preferred stock will be issued;

  . the dividend rates or method of calculation, the dividend period and the dates dividends will be payable;

  . whether dividends will be cumulative or noncumulative, and if cumulative, the date the dividends will begin to cumulate;

  . the dates the preferred stock will be subject to redemption at our op-tion, and any redemption terms;

  . any mandatory redemption or sinking fund provisions;

  . any rights on the part of the stockholder or us to convert the preferred stock into shares of another security; and

  . any additional voting, liquidation, preemptive and other rights, prefer-ences, privileges, limitations and restrictions.

   The description of certain provisions of the preferred stock stated below and in the prospectus supplement is not complete and is qualified in its en-tirety by reference to the description in our Amended and Restated Certificate of Incorporation, which will describe the terms of the offered preferred stock and be filed with the SEC at or before the time of sale of that preferred stock.

   In addition, we may elect to offer depositary shares evidenced by depository receipts representing a fractional interest in a share of a particular series of the preferred stock issued and deposited with a Depositary.

   The preferred stock ranks senior to our common stock as to the payment of dividends and the distribution of our assets on liquidation, dissolution and winding up. The dividend and liquidation preference rights of the preferred stock relative to any existing or future series of our preferred stock will be stated in the prospectus supplement.

   The preferred stock, when issued, will be fully paid and nonassessable.

   Dividends. The holders of the preferred stock will be entitled to receive when, as and if declared by us, cash dividends at such rates as will be speci-fied in the prospectus supplement. All dividends will be paid out of our funds that are legally available for such purpose. We will not pay dividends on our other shares nor will we redeem or otherwise acquire for any other considera-tion or pay into any sinking fund if dividends on any series of preferred stock are in arrears.

   Voting. The holders of preferred stock will not have voting rights, except as required by applicable law or as specifically approved by us and described in the prospectus supplement, with regard to matters submitted to a general vote of our stockholders.

   Liquidation Preference. In the event of our voluntary or involuntary liqui-dation, dissolution or winding up, the holders of any series of preferred stock will be entitled to receive, after distributions to holders of any series or class of our capital stock, as may be stated in the prospectus supplement, an amount equal to the appropriate stated or liquidation value of the shares of the series plus an amount equal to accrued and unpaid dividends, if any, through the date of the payment. If the assets and funds to be distributed among the holders of such preferred stock will be insufficient to permit the payment to such holders of the full amount due, then the holders of the pre-ferred stock will share ratably in any distribution of our assets in proportion to the amounts which otherwise would be payable on the shares held by them upon the distribution if all amounts payable on the shares were paid in full.

   The following summary of the ESOP Preferred Stock, Series B Preferred Stock and Series BB Preferred Stock is qualified in its entirety by reference to the description of these securities contained in our Amended and Restated Certifi-cate of Incorporation.

ESOP Preferred Stock

   All shares of ESOP Preferred Stock are held by the trustee under the NationsBank Corporation Retirement Savings Plan (the "ESOP"). The ESOP Pre-ferred Stock ranks senior to our common stock, but ranks junior to the Series B Preferred Stock and Series BB Preferred Stock as to dividends and distribution on liquidation. Shares of the ESOP Preferred Stock are convertible into common stock at a conversion rate of 1.68 shares of common stock per share of ESOP Preferred Stock, subject to certain customary anti-dilution adjustments.

   Preferential Rights. The ESOP Preferred Stock does not have preemptive or preferential rights to purchase or subscribe for shares of our capital stock of any class and is not subject to any sinking fund obligations or other obligations to repurchase or retire the series, except as discussed below.

   Dividends. The ESOP Preferred Stock is entitled to an annual dividend, sub-ject to certain adjustments, of $3.30 per share, payable semiannually. Unpaid dividends accumulate on the date they first became payable, without interest. While any shares of ESOP Preferred Stock are outstanding, we may not declare, pay or set apart for payment any dividend on any other series of stock ranking equally with the ESOP Preferred Stock as to dividends unless declared and paid, or set apart for payment like dividends on the ESOP Preferred Stock for all dividend payment periods ending on or before the dividend payment date for such parity stock, ratably in proportion to their respective amounts of accu-mulated and unpaid dividends. We generally may not declare, pay or set apart for payment any dividends, except for, among other things, dividends payable solely in shares of stock ranking junior to the ESOP Preferred Stock as to dividends or upon liquidation, or, make any other distribution on, or make payment on account of the purchase, redemption or other retirement of, any other class or series of our capital stock ranking junior to the ESOP Pre-ferred stock as to dividends or upon liquidation, until full cumulative divi-dends on the ESOP Preferred Stock have been declared and paid or set apart for payment when due.

   Voting Rights. The holder of the ESOP Preferred Stock is entitled to vote on all matters submitted to a vote of the holders of common stock and votes together with the holders of common stock as one class. Except as otherwise required by applicable law, the holder of the ESOP Preferred Stock has no spe-cial voting rights. To the extent that the holder of the shares is entitled to vote, each share is entitled to the number of votes equal to the number of shares of common stock into which the shares of ESOP Preferred Stock could be converted on the record date for determining the stockholders entitled to vote, rounded to the nearest whole vote.

   Distributions. In the event of our voluntary or involuntary dissolution, liquidation or winding-up, the holder of the ESOP Preferred Stock will be en-titled to receive out of our assets available for distribution to stockhold-ers, subject to the rights of the holders of any Preferred Stock ranking se-nior to or equally with the ESOP Preferred Stock as to distributions upon liq-uidation, dissolution or winding-up but before any amount will be paid or dis-tributed among the holders of common stock or any other shares ranking junior to the ESOP Preferred Stock as to such distributions, liquidating distribu-tions of $42.50 per share plus all accrued and unpaid dividends thereon to the date fixed for distribution. If, upon our voluntary or involuntary dissolu-tion, liquidation or winding-up, the amounts payable on ESOP Preferred Stock and any other stock ranking equally therewith as to any such distribution are not paid in full, the holder of the ESOP Preferred Stock and the other stock will share ratably in any distribution of assets in proportion to the full re-spective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which it is entitled, the holder of the ESOP Preferred Stock will not be entitled to any further distri-bution of our assets. Any merger, consolidation or purchase or sale of assets by us will not be deemed to be a dissolution, liquidation or winding-up of our affairs.

   Redemption. The ESOP Preferred Stock is redeemable, in whole or in part, at our option, at any time. The redemption price for the shares of the ESOP Pre-ferred Stock, which may be paid in cash or shares of common stock, will be $42.50 per share. The redemption price also must include all accrued and un-paid dividends to the date of redemption. If the ESOP Preferred Stock is treated as Tier 1 capital for bank regulatory purposes, the approval of the Federal Reserve Board may be required to redeem the ESOP Preferred Stock.

   In addition, we are required to redeem shares of the ESOP Preferred Stock at the option of the holder of the shares to the extent necessary either to provide for distributions required to be made under the ESOP or to make payments of principal, interest or premium due and payable on any indebtedness incurred by the holder of the shares for the benefit of the ESOP.

Series B Preferred Stock

   Preferential Rights. We may, without the consent of holders of Series B Preferred Stock, issue preferred stock with superior or equal rights or preferences. The shares of the Series B Preferred Stock rank prior to the ESOP Preferred Stock and the common stock.

   Dividends. Holders of shares of Series B Preferred Stock are entitled to re-ceive, when and as declared by our Board cumulative cash dividends at an annual dividend rate per share of 7% of the stated value thereof, out of any funds le-gally available for such purpose. The dividend is payable quarterly. Dividends on Series B Preferred Stock are cumulative, and we cannot declare or pay cash dividends on any shares of common stock unless full cumulative dividends on the Series B Preferred Stock have been paid or declared and funds sufficient for the payment have been set apart.

   Voting Rights. Each share of Series B Preferred Stock has equal voting rights, share for share, with each share of our common stock.

   Distributions. In the event of our dissolution, liquidation or winding up, the holders of Series B Preferred Stock are entitled to receive, after payment of the full liquidation preference on shares of any class of preferred stock ranking superior to the Series B Preferred Stock, but before any distribution on shares of our common stock, liquidating dividends of $100 per share plus accumulated dividends.

   Redemption. Shares of Series B Preferred Stock are redeemable, in whole or in part, at the option of the holders thereof, at the redemption price of $100 per share plus accumulated dividends, provided that (i) full cumulative dividends have been paid, or declared and funds sufficient for payment set apart, upon any class or series of preferred stock ranking superior to Series B Preferred Stock; and (ii) are not then in default or arrears on any sinking fund or analogous fund or call for tenders obligation or agreement for the purchase or any class or series of preferred stock ranking superior to the Series B Preferred Stock.

Series BB Preferred Stock

   Preferential Rights. The shares of Series BB Preferred Stock rank before Se-ries B Preferred Stock, ESOP Preferred Stock and common stock as to dividends and upon liquidation.

   Dividends. Holders of the Series BB Preferred Stock are entitled to receive, when and as declared by our Board, cash dividends at the rate of $2.50 per annum per share, out of our assets legally available for payment. Dividends are payable quarterly on January 1, April 1, July 1, and October 1 of each year. Dividends on the Series BB Preferred Stock are cumulative from January 1, 1998.

   Voting Rights. Holders of Series BB Preferred Stock have no voting rights except as required by law and, if any quarterly dividend payable on the Series BB Preferred Stock is in arrears, the holders of Series BB Preferred Stock will be entitled to vote together with the holders of our common stock at our next meeting of stockholders and at each subsequent meeting of stockholders unless all dividends in arrears have been paid or declared and set apart for payment before the date of such meeting. In those cases where holders of Series BB Pre-ferred Stock are entitled to vote, each holder will be entitled to cast the number of votes equal to the number of whole shares of our common stock into which his or her Series BB Preferred Stock is then convertible.

   Conversion Rights. Subject to the terms and conditions stated below, the holders of shares of Series BB Preferred Stock have the right, at their option, to convert such shares at any time through September 16, 1999 into fully paid and nonassessable shares of common stock at the rate of 6.17215 shares of our common stock for each share of Series BB Preferred Stock surrendered for con-version. The conversion rate is subject to adjustment from time to time.

   Distributions. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of Series BB Preferred Stock will be en-titled to receive out of our assets available for distribution to stockholders an amount equal to $25 per share plus an amount equal to accrued and unpaid dividends to and including the date of such distribution, and no more, before any distribution will be made to the holders of any class of our stock ranking junior to the Series BB Preferred Stock as to the distribution of assets. Any merger, consolidation or purchase or sale of assets by us will not be deemed a liquidation, dissolution or winding up of our affairs. Shares of Series BB Pre-ferred Stock are not subject to a sinking fund.

   Redemption. On June 23, 1999, our board of directors voted to redeem the Se-ries BB Preferred Stock on October 1, 1999, at a redemption price of $25 per share plus accrued and unpaid dividends to the redemption date.

                        DESCRIPTION OF DEPOSITARY SHARES
General

   We may, at our option, offer fractional shares of preferred stock, rather than full shares of such securities. If such option is exercised, we will issue receipts for depositary shares to the public. Each receipt will represent a fractional interest in a share of a particular series of the preferred stock, as stated in a prospectus supplement.

   The particular terms of the preferred stock offered and the extent, if any, to which the general provisions may apply to the depositary shares will be de-scribed in the prospectus supplement. The general descriptions below and in any prospectus supplement are not complete and are subject to and qualified in their entirety by reference to the deposit agreement and the depositary re-ceipts, the forms of which are incorporated by reference in the Registration Statement and the definitive forms of which will be filed with the SEC at the time of sale of the depositary shares.

   The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust com-pany selected by us having its principal office in the United States and having a combined capital and surplus of at least $5,000,000 (the "Depositary"). Sub-ject to the terms of the deposit agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of pre-ferred stock represented by such Depositary Share, to all the rights and pref-erences of the preferred stock represented thereby, including dividend, voting, redemption, conversion and liquidation rights.

   The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

   Pending the preparation of definitive engraved depositary receipts, the De-positary may, upon our written order, issue temporary depositary receipts. The temporary depositary receipts will be substantially identical to, and will have all rights of, the definitive depositary receipts but will not be in definitive form. Definitive depositary receipts will be prepared thereafter and temporary depositary receipts will be exchanged for definitive depositary receipts at our expense.

   Upon the surrender of depositary receipts at the principal office of the De-positary and upon payment by the holder of the charges provided in the deposit agreement and subject to the terms thereof, a holder of depositary shares is entitled to have the Depositary deliver to such holder the number of full shares of the preferred stock underlying the depositary shares evidenced by the surrendered depositary receipts. A holder of shares of preferred stock thus withdrawn will not thereafter be entitled to receive depositary shares in ex-cess of the number of depositary shares representing the number of full shares of preferred stock to be with-drawn. The Depositary will deliver to such holder at the same time a new depos-itary receipt evidencing such excess number of depositary shares.

Dividends and Other Distributions

   The Depositary will distribute all cash dividends or other cash distributions received pursuant to the preferred stock to the record holders of depositary shares relating to that preferred stock in proportion to the number of depositary shares owned by the holders. However, the Depositary will distribute only the amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. Any balance that is not distributed will be added to and treated as part of the next sum received by the Depositary for distribution to record holders.

   If there is a distribution other than in cash, the Depositary will distribute property it receives to the record holders of depositary shares who are entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary, with our approval, may sell such property and distribute the net proceeds to such holders.

Redemption of Depositary Shares

   If a series of preferred stock depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the Depositary from the redemption, in whole or in part, of that series of preferred stock held by the Depositary. The Depositary will mail notice of redemption at least 30 and not more than 45 days before the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the Depositary's books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable on such series of the preferred stock. Whenever we redeem preferred stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are redeemed, the depositary shares redeemed will be selected by lot or pro rata as determined by the Depositary.

   After the date fixed for redemption, the depositary shares called for re-demption will no longer be deemed to be outstanding and all rights of the holder of the depositary shares will cease, except the right to receive the monies payable upon redemption and any money or other property the holders of such depositary shares were entitled to receive upon such redemption upon sur-render to the Depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

   Any voting rights of holders of the depositary shares are directly dependent on the voting rights of the underlying voting preferred stock. Upon receipt of notice of any meeting at which the holders of the preferred stock held by the Depositary are entitled to vote, the Depositary will mail the information con-tained in the notice of meeting to the record holders of the depositary shares relating to such preferred stock. Each record holder of depositary shares on the record date, which will be the same date as the record date for the pre-ferred stock, will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying such holder's depositary shares. The Depositary will endeavor, insofar as practica-ble, to vote the amount of preferred stock underlying the depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the Depositary to enable the Depositary to do so. The Depositary will abstain from voting preferred stock if it does not receive specific instructions from the holders of depositary shares relating to such preferred stock.

Amendment and Termination of the Deposit Agreement

   The form of depositary receipt evidencing the depositary shares and any pro-vision of the Deposit Agreement may at any time be amended by agreement between us and the Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of depositary shares will not be ef-fective unless the amendment has been approved by the record holders of at least a majority of the depositary shares then outstanding. Either we or the Depositary may terminate a Deposit Agreement if all outstanding depositary shares have been redeemed or if there has been a final distribution in respect of the preferred stock in connection with our liquidation, dissolution or wind-ing up.

Changes of Depositary

   We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their ac-counts.

Miscellaneous

   The Depositary will forward to the holders of depositary shares all of our reports and communications which are delivered to the Depositary and which we are required to furnish to the holders of the preferred stock.

   We, and the Depositary, will not be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the Deposit Agreement. All of our obligations under the Deposit Agreement are limited to performance in good faith of our respective duties thereunder and neither of us will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless provided with satisfactory indemnity. We, and the Depositary, may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

   The Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Depositary, any resignation or removal will take effect only upon the appointment of a successor Depositary and the successor Depositary's acceptance of such appointment. Any successor Depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $5,000,000.

                          DESCRIPTION OF COMMON STOCK

   The following summary of our common stock is qualified in its entirety by reference to the description of the common stock incorporated herein by refer-ence.

General

   We are authorized to issue 5,000,000,000 shares of common stock, of which approximately 1.7 billion shares were outstanding on March 31, 1999. The common stock trades on the New York Stock Exchange and on the Pacific Exchange under the symbol "BAC." The common stock is also listed on the London Stock Exchange, and certain shares are listed on the Tokyo Stock Exchange. As of March 31, 1999, 308 million shares were reserved for issuance in connection with various of our employee and director benefit plans and our Dividend Reinvestment and

Stock Purchase Plan and the conversion of our outstanding convertible securi-ties and for other purposes. After taking into account the reserved shares, there were approximately 2.9 billion authorized shares of common stock avail-able for issuance as of March 31, 1999.

Voting and Other Rights

   Holders of common stock are entitled to one vote per share. In general, a majority of votes cast on a matter is sufficient to take action upon routine matters. However, (i) amendments to our Amended and Restated Certificate of Incorporation must be approved by the affirmative vote of the holders of a ma-jority of the outstanding shares of each class entitled to vote thereon as a class, and (ii) a merger or dissolution or the sale of all or substantially all of our assets, must be approved by the affirmative vote of the holders of a majority of the voting power of the outstanding voting shares. Directors are elected by a plurality of the votes cast, and stockholders do not have the right to cumulate their votes in the election of directors.

   In the event of our liquidation, holders of common stock will be entitled to receive pro rata any assets legally available for distribution to stock-holders, subject to any prior rights of any preferred stock then outstanding.

   Our common stock does not have any preemptive rights, redemption privi-leges, sinking fund privileges or conversion rights. All the outstanding shares of common stock are, and upon proper conversion of any preferred stock, all of the shares of our common stock into which such shares are converted will be, validly issued, fully paid and nonassessable.

   ChaseMellon Shareholder Services, L.L.C. is the transfer agent and regis-trar for our common stock.

Dividends

   The holders of our common stock are entitled to receive dividends or dis-tributions as our Board may declare out of funds legally available for such payments. Our payment of dividends is subject to the restrictions of Delaware law applicable to the declaration of dividends by a corporation. A corporation generally may not authorize and pay dividends if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy claims upon dissolution of stockholders who have preferential rights superior to the rights of the hold-ers of its common stock. In addition, the payment of dividends to stockholders is subject to any prior rights of outstanding preferred stock. Stock divi-dends, if any are declared, may be paid from our authorized but unissued shares.

                          REGISTRATION AND SETTLEMENT
The Depository Trust Company

   Unless otherwise specified in a prospectus supplement, the debt securities we offer will be issued only in book-entry form represented by global securi-ties in registered form (a "Global Security"). The Global Security will be held through DTC, as depositary, and registered in the name of Cede & Co., as nominee of DTC. Accordingly, Cede & Co. will be the holder of record of the securities.

   Beneficial interests in the Global Security will be shown on, and transfers will be effected through, records maintained by DTC. Transfers of ownership interests in the securities will be accomplished by making entries in DTC par-ticipants' books acting on behalf of beneficial owners. Beneficial owners of these securities will not receive certificates representing their ownership interest, unless the use of the book-entry system is discontinued.

   So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be the sole holder of the securities represented thereby for all purposes under the applicable Indenture or warrant or unit agreement. Except as otherwise provided below, the beneficial owners of the securities will not be entitled to receive physical delivery of the certificated security and will not be considered the holders for any purpose under the applicable Indenture or agreement. Accordingly, each beneficial owner must rely on the procedures of DTC and, if such beneficial owner is not a DTC participant, on the procedures of the DTC participant through which such beneficial owner owns its interest in order to exercise any rights of a holder under such security or the applicable Indenture or agreement. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in the securities.

     The following is based on information furnished by DTC:

     DTC will act as securities depository for certain securities. Those securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One Global Security will be issued for all of the principal amount of the securities, but if any series exceeds an aggregate principal amount of $200,000,000, certificates will be issued in increments of up to $200,000,000.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic book-entry changes in the participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

     Purchases of securities under DTC's system must be made by or through direct participants, which will receive a credit for the securities on DTC's records. The ownership interest of each actual purchaser, the beneficial owner, of each security represented by a Global Security is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to its direct participants, by direct participants to indirect participants, and by direct and indirect participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC nor Cede & Co. will consent or vote with respect to the securities. DTC assigns its right to consent or vote to its direct participants.

     Principal and any premium or interest payments on the securities will be made in immediately available funds to DTC. DTC's practice is to credit di-rect participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by par-ticipants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the ac-counts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC or any other par-ty, subject to any statutory or regulatory requirements that may be in ef-fect from time to time. Payment of principal and any premium or interest to DTC is our responsibility, disbursement of such payments to direct partici-pants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct or indirect par-ticipant.

     Redemption notices will be sent to Cede & Co. If less than all of the securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be re-deemed.

     DTC may discontinue providing its services as securities depository for the securities at any time by giving us reasonable notice. Under such cir-cumstances, if a successor securities depository is not obtained, certifi-cated securities are required to be printed and delivered.

     Management of DTC is aware that some computer applications and systems for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial commu-nity that it has developed and is implementing a program so that its sys-tems, which relate to the timely payment of distributions (including prin-cipal and interest payments) to securityholders, book-entry deliveries and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, DTC's ability to perform its services properly is also depen-dent upon other parties, such as issuers and their agents, as well as the DTC participants, third party vendors from whom DTC licenses software and hardware and on whom DTC relies for information or the provision of servic-es, including telecommunication and electrical utility service providers. DTC has informed the financial community that it is contacting, and will continue to contact, third party vendors from whom DTC acquires services to: (a) impress upon them the importance of such services being Year 2000 compliant; and (b) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but we take no re-sponsibility for the accuracy thereof.

Cedelbank and Euroclear

   Securities of a series issued in book-entry form and sold or traded outside the United States may be represented by one or more Global Securities held through Cedelbank, societe anonyme ("Cedelbank"), or Morgan Guaranty Trust Com-pany of New York, Brussels office, as operator of the Euroclear System (the "Euroclear Operator" or "Euroclear"), European international clearing systems. Cedelbank and Euroclear hold omnibus positions on behalf of Cedelbank partici-pants and Euroclear participants, respectively, on the books of their respec-tive depositaries, which in turn hold such positions in customers' securities accounts in the deposita-ries' names on the books of DTC.

   Transfers between Cedelbank participants and Euroclear participants occur in compliance with their rules and operating procedures. Cross-market trans-fers between persons holding directly or indirectly through DTC in the United States, on the one hand, and directly or indirectly through Cedelbank partici-pants or Euroclear participants, on the other, will be handled by DTC in ac-cordance with DTC rules on behalf of a European international clearing system by its depositary; however, cross-market transactions will require delivery of instructions to the European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its es-tablished deadlines. A European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its de-positary to take action to carry out final settlement on its behalf by deliv-ering or receiving securities in DTC, and making or receiving in accordance with normal procedures for same-day funds settlement applicable to DTC. Cedelbank participants and Euroclear participants may not deliver instructions directly to the depositaries.

   Because of time-zone differences, credits for securities in Cedelbank or Euroclear as a result of a transaction with a DTC participant will be made during the subsequent securities settlement processing, and will be dated the business day following the DTC settlement date; those credits or any transac-tions in those securities settled during processing will be reported to the relevant Cedelbank participant or Euroclear participant on that business day. Cash received in Cedelbank or Euroclear as a result of sales of securities by or through a Cedelbank participant or a Euroclear participant to a DTC partic-ipant will be received with value on the DTC settlement date but will be available in the relevant Cedelbank or Euroclear cash account only as of the business day following settlement in DTC.

   Cedelbank is incorporated under the laws of Luxembourg as a depositary. Cedelbank holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between its partici-pants through electronic book-entry changes in accounts of those participants, thereby eliminating the need for physical movement of certificates. Transac-tions may be settled by Cedelbank in any of 28 currencies, including United States dollars. Cedelbank provides to its participants services for safekeep-ing, administration, clearance and settlement of internationally traded secu-rities and securities lending and borrowing. Cedelbank interfaces with domes-tic markets in several countries. As a depository, Cedelbank is subject to regulation by the Luxembourg Monetary Institute. Cedelbank participants con-sist of recognized financial institutions around the world, including under-writers, securities brokers and dealers, banks, trust companies, clearing cor-porations and certain other organizations and may include the underwriters or agents with respect to a particular series of securities. Indirect access to Cedelbank is also available to other entities that clear through or maintain a custodial relationship with a Cedelbank participant.

   The Euroclear System was created in 1968 to hold securities for partici-pants of the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certif-icates and any risk from lack of simultaneous transfers of securities and cash. Transactions now may be settled by Euroclear in any of 32 currencies, including United States dollars. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with do-mestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. The Euroclear System is oper-ated by the Euroclear Operator, under contract with Euroclear Clearance Sys-tem, S.C., a Belgian cooperative corporation (the "Cooperative"). All opera-tions are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes pol-icy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the un-derwriters or agents for a particular series of securities.
Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear partici-pant.

   The Euroclear Operator is the Brussels branch of a New York banking corpora-tion that is a member bank of the Federal Reserve System. As such, it is regu-lated and examined by the Federal Reserve Board and the New York State Banking Department, as well as the Belgian Banking Commission.

   Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the re-lated Operating Procedures of the Euroclear Systems and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawal of se-curities and cash from the Euroclear System and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certifi-cates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relations with persons holding through Euroclear participants.

   Distributions for securities of a series held through Cedelbank or Euroclear will be credited to the cash accounts of Cedelbank participants or Euroclear participants in accordance with the relevant system's rules and procedures. Distributions are subject to tax reporting in accordance with relevant United States tax laws and regulations. The applicable prospectus supplement will de-scribe selected income tax consequences to foreign investors. Cedelbank or the Euroclear Operator, will take any other action permitted to be taken by a holder of securities under the applicable Indenture, warrant agreement or unit agreement on behalf of a Cedelbank participant or a Euroclear participant only in accordance with its relevant rules and procedures and subject to its respec-tive depositary's ability to carry out those actions on its behalf through DTC.

   Although Cedelbank and Euroclear have established these procedures to facil-itate transfers of applicable securities among participants of DTC, Cedelbank and Euroclear, they are under no obligation to perform or continue to perform those procedures, and those procedures may be discontinued at any time.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Refer-ence Room by calling the SEC at 1-800-SEC-0330. You may also inspect our fil-ings at the regional offices of the SEC located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 or over the Internet at the SEC's home page at http://www.sec.gov. You can also inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

   The SEC allows us to incorporate by reference the information we file with it, which means:

  .  incorporated documents are considered part of this prospectus;

  . we can disclose important information to you by referring you to those documents; and

  . information that we file with the SEC will automatically update and su-persede this incorporated information.

   We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act:

  .  our annual report on Form 10-K for the year ended December 31, 1998;

  .  our quarterly report on Form 10-Q for the period ended March 31, 1999;

  . our current reports on Form 8-K dated January 19, 1999, February 2, 1999, April 19, 1999, April 28, 1999, June 9, 1999, June 23, 1999, July
     8, 1999 and July 23, 1999; and

  . the description of our common stock which is contained in our registra-tion statement filed pursuant to Section 12 of the Exchange Act, as mod-ified on our current report on Form 8-K dated September 25, 1998.

   We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus:

  .  reports filed under Sections 13(a) and (c) of the Exchange Act;

  . definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meetings; and

  .  any reports filed under Section 15(d) of the Exchange Act.

   You should assume that the information appearing in this prospectus is ac-curate as of the date of this prospectus only. Our business, financial posi-tion and results of operations may have changed since that date.

   You may request a copy of any filings referred to above (excluding exhib-its), at no cost, by contacting us at the following address:

                                 John E. Mack
                             Senior Vice President
                          Bank of America Corporation
                          Corporate Treasury Division
                                 NC1-007-23-01
                            100 North Tryon Street
                        Charlotte, North Carolina 28255
                                (704) 386-5972

                          FORWARD-LOOKING STATEMENTS

   This prospectus and accompanying prospectus supplements contain or incorpo-rate statements that constitute "forward-looking statements" within the mean-ing of Section 27A of the Securities Act and Section 21E of the Exchange Act. Those statements can be identified by the use of forward-looking language such as "will likely result," "may," "are expected to," "is anticipated," "esti-mate," "projected," "intends to," or other similar words. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, those forward-looking statements. Those statements are sub-ject to certain risks and uncertainties, including but not limited to, certain risks described in the prospectus supplement. When considering those forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus and the prospectus supple-ment. You should not place undue reliance on any forward-looking statement which speaks only as of the date made.

                                LEGAL OPINIONS

   The legality of the securities will be passed upon for us by Smith Helms Mulliss & Moore, L.L.P., Charlotte, North Carolina, and for the underwriters or agents by Stroock & Stroock & Lavan LLP, New York, New York. As of the date of this prospectus, certain members of Smith Helms Mulliss & Moore, L.L.P., beneficially owned approximately 160,000 shares of our common stock.

                                    EXPERTS

   Our consolidated financial statements incorporated by reference to our An-nual Report on Form 10-K for the year ended December 31, 1998 have been incor-porated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

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You should rely only on the information incorporated by reference or provided in this global prospectus supplement and the attached prospectus. We have not authorized anyone to provide you with different information. We are not offer-ing the securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this global prospectus supplement and the attached prospectus is accurate as of any date other than the date on the front of this document.

Our affiliates, including Banc of America Securities LLC, will deliver this global prospectus supplement and the attached prospectus for offers and sales in the secondary market.




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                           [LOGO OF BANK OF AMERICA]

                                 $1,000,000,000


                              4 3/4% Senior Notes,
                                    due 2006

                                --------------

                          GLOBAL PROSPECTUS SUPPLEMENT

                                --------------

                         Banc of America Securities LLC
                                Barclays Capital
                            Bear, Stearns & Co. Inc.
                              Goldman, Sachs & Co.
                                Lehman Brothers
                              Merrill Lynch & Co.
                                    JPMorgan
                           Morgan Stanley Dean Witter
                              Salomon Smith Barney





                                October 3, 2001

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